Filed Pursuant to Rule 424(b)(3)
Registration No.333-148199

PROSPECTUS

BlueFire Ethanol Fuels, Inc.

 9,693,840 Shares of Common Stock

This Prospectus relates to the resale by selling stockholders (the “Selling Stockholders”) of 9,693,840 shares of our common stock $0.001 par value (the “Common Stock”), including (i) 6,724,039 shares of our issued and outstanding Common Stock and (ii) 2,969,801 shares of Common Stock issuable upon exercise of outstanding warrants.

We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders. We may, however, receive proceeds in the event that some or all of the warrants held by the Selling Stockholders are exercised for cash.

The Selling Stockholders may sell Common Stock from time to time at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Stockholders. We will pay substantially all the expenses incident to the registration of the shares; however, we will not pay for sales commissions and other expenses applicable to the sale of the shares.

Our Common Stock is currently listed on the OTCBB under the symbol “BFRE.OB.” On March 28, 2008, the closing price of our Common Stock was $3.19 per share.

An investment in our Common Stock involves significant risks. Investors should not buy our Common Stock unless they can afford to lose their entire investment. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is March 31, 2008

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	3
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	10
DETERMINATION OF OFFERING PRICE	10
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	11
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS	12
DESCRIPTION OF BUSINESS	18
LEGAL PROCEEDINGS	26
MANAGEMENT	27
EXECUTIVE COMPENSATION	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
DESCRIPTION OF SECURITIES	38
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	40
SELLING STOCKHOLDERS	41
PLAN OF DISTRIBUTION	44
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	45
LEGAL MATTERS	46
EXPERTS	46
ADDITIONAL INFORMATION	46

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PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this Prospectus and does not contain all of the information that you should consider or that may be important to you. Before making an investment decision, you should read the entire Prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. In this Prospectus, the terms “BlueFire,” “Company,” “we,” “us” and “our” refer to BlueFire Ethanol Fuels, Inc. and our operating subsidiary.

Our Company

We are BlueFire Ethanol Fuels, Inc., a Nevada corporation. Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”), to produce ethanol from cellulose (the “Arkenol Technology”). We are the exclusive North America licensee of the Arkenol Technology. We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc, a Nevada corporation, to accelerate our deployment of the Arkenol Technology.

Company History

We are a Nevada corporation that was initially organized as Atlanta Technology Group, Inc., a Delaware corporation, on October 12, 1993. The Company was re-named Docplus.net Corporation on December 31, 1998, and further re-named Sucre Agricultural Corp. (“Sucre”) and re-domiciled as a Nevada corporation on March 6, 2006.  Immediately prior to the Reverse Merger described below, Sucre changed its name to BlueFire Ethanol Fuels, Inc.

On June 27, 2006, the Company completed a reverse merger (the “Reverse Merger”) with BlueFire Ethanol, Inc. (“BlueFire Ethanol”).  At the time of Reverse Merger, the Company was a blank-check company and had no operations, revenues or liabilities. The only asset possessed by the Company was $690,000 in cash which continued to be owned by the Company at the time of the Reverse Merger. In connection with the Reverse Merger, the Company issued BlueFire Ethanol 17,000,000 shares of common stock, approximately 85% of all of the outstanding common stock of the Company, for all the issued and outstanding BlueFire Ethanol common stock. The Company stockholders retained 4,028,264 shares of Company common stock.  As a result of the Reverse Merger, BlueFire Ethanol became our wholly-owned subsidiary.  On June 21, 2006, prior to and in anticipation of the Reverse Merger, Sucre sold 3,000,000 shares of common stock to two related investors in a private offering of shares pursuant to Rule 504 for proceeds of $1,000,000.

The Company's shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 25, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007. On March 28, 2008, the closing price of our Common Stock was $3.19 per share.

Our executive offices are located at 31 Musick, Irvine, California 92618 and our telephone number at such office is (949) 588-3767.

Recent Developments

On December 3, 2007 and December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,360,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

On December 17, 2007, we filed an S-8 with the SEC to register 10,000,000 shares of common stock under our Amended and Restated 2006 Incentive and Non-Statutory Stock Option Plan.

The Offering

Common Stock Being Offered By Selling Stockholders
9,693,840 shares of Common Stock. This includes (i) 6,724,039  shares of our issued and outstanding Common Stock and (ii)  2,969,801 shares of Common Stock issuable upon exercise of  outstanding warrants.

Initial Offering Price
The initial offering price for shares of our Common Stock will be determined by prevailing prices established on the OTCBB or as negotiated in private transactions, or as otherwise described in “Plan of Distribution.”

Terms of the Offering	The Selling Stockholders will determine when and how they will sell the Common Stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of(i) such time as all of the Common Stock has been sold pursuant to the registration statement, (ii) two years or (iii) such time as all of  the Common Stock become eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of Proceeds
We are not selling any shares of Common Stock in this offering and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the warrants held by the Selling Stockholders are exercised for cash. The proceeds from the exercise of such warrants, if any, will be used for working capital and general corporate purposes.

OTCBB Trading Symbol	“BFRE.OB”

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

SUMMARY FINANCIAL DATA

You should read the summary financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition or Plan of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data as of the fiscal year ending December 31, 2007, and for the period from March 28, 2006 (Inception) to December 31, 2006 and 2007, from our financial statements included in this report. The historical results are not necessarily indicative of the results to be expected for any future period.

STATEMENT OF OPERATIONS :	Year Ended December 31		Period from March 28, 2006 (Inception) to December 31
	2007	2006(1)	2007

Revenues	$49,000	$-	$49,000

Total operating expenses	10,525,864	1,549,197	12,075,061
Operating loss	(10,476,864)	(1,549,197)	(12,026,061)
Net Loss	$(14,276,418)	$(1,555,497)	$(15,831,915)

Basic and diluted loss per common share	(0.65)	$(0.08)
Weighted average common shares outstanding basic and diluted	$21,848,126	19,711,255

(1) Period from March 28, 2006 (Inception) to December 31, 2006.

BALANCE SHEET :	At December 31, 2007	At December 31, 2006

Cash and cash equivalents	$13,031,939	$2,760
Current assets	$13,097,481	$32,760
Total assets	$13,278,488	$32,760
Current liabilities	$650,350	$184,741
Total liabilities	$650,350	$184,741
Total stockholders’ equity (deficit)	$12,628,138	$(151,981)

RISK FACTORS

This offering and an investment in our Common Stock involve a high degree of risk. You should consider carefully the risks described below, which are the most significant risks we face based on our business and the industry in which we operate, before you decide to buy our Common Stock. If any of the following risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

INDUSTRY RISK FACTORS

COMPETITION FROM LARGE PRODUCERS OF PETROLEUM-BASED GASOLINE ADDITIVES AND OTHER COMPETITIVE PRODUCTS MAY IMPACT OUR PROFITABILITY.

If we reach the production stage we will compete with producers of other gasoline additives made from other raw materials having similar octane and oxygenate values as ethanol. Most of our competitors, including oil and energy companies, have significantly greater resources than we have to develop alternative products and to influence legislation and public perception of ethanol. These other companies also have significant resources to begin production of ethanol should they choose to do so.

We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol. An example of such other additives is MTBE (methyl tertiary butyl ether). MTBE costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol.

OUR BUSINESS PROSPECTS WILL BE IMPACTED BY CORN SUPPLY.

Our ethanol will be produced from cellulose; however, currently most ethanol is produced from corn, which is affected by weather, governmental policy, disease and other conditions. A significant increase in the availability of corn and resulting reduction in the price of corn may decrease the price of ethanol and harm our business.

IF ETHANOL AND GASOLINE PRICES DROP SIGNIFICANTLY, WE WILL ALSO BE FORCED TO REDUCE OUR PRICES, WHICH POTENTIALLY MAY LEAD TO FURTHER LOSSES.

Prices for ethanol products can vary significantly over time and decreases in price levels could adversely affect our profitability and viability. The price of ethanol has some relation to the price of gasoline. Ethanol is sold into the gasoline blending market where it competes with other oxygenates and octane components and with gasoline itself. Therefore, ethanol's price is significantly affected by its value to refiners in these markets. Ethanol prices are highly correlated with the price of gasoline and gasoline blending components. The price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. We cannot assure you that we will be able to sell our ethanol profitably, or at all.

INCREASED ETHANOL PRODUCTION FROM CELLULOSE IN THE UNITED STATES COULD INCREASE THE DEMAND AND PRICE FOR FEEDSTOCKS, REDUCING OUR PROFITABILITY.

New ethanol plants that utilize cellulose as their feedstock may be under construction or in the planning stages throughout the United States. This increased ethanol production could increase cellulose demand and prices, resulting in higher production costs and lower profits.

PRICE INCREASES OR INTERRUPTIONS IN NEEDED ENERGY SUPPLIES COULD CAUSE LOSS OF CUSTOMERS AND IMPAIR OUR PROFITABILITY.

Ethanol production requires a constant and consistent supply of energy. If there is any interruption in our supply of energy for whatever reason, such as availability, delivery or mechanical problems, we may be required to halt production. If we halt production for any extended period of time, it will have a material adverse effect on our business. Natural gas and electricity prices have historically fluctuated significantly. We purchase significant amounts of these resources as part of our ethanol production. Increases in the price of natural gas or electricity would harm our business and financial results by increasing our energy costs.

FEDERAL REGULATIONS CONCERNING TAX INCENTIVES COULD EXPIRE OR CHANGE, WHICH COULD CAUSE AN EROSION OF THE CURRENT COMPETITIVE STRENGTH OF THE ETHANOL INDUSTRY.

Congress currently provides certain federal tax credits for ethanol producers and marketers. The current ethanol industry and our business initially depend on continuation of these credits. The credits have supported a market for ethanol that might disappear without the credits. The credits are scheduled to expire December 31, 2010. These credits may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of these tax incentives could adversely affect the future use of ethanol in a material way, and we cannot assure investors that any of these tax incentives will be continued. The elimination or reduction of federal tax incentives to the ethanol industry could have a material adverse impact on the industry as a whole.

LAX ENFORCEMENT OF ENVIRONMENTAL AND ENERGY POLICY REGULATIONS MAY ADVERSELY AFFECT DEMAND FOR ETHANOL.

Our success will depend in part on effective enforcement of existing environmental and energy policy regulations. Many of our potential customers are unlikely to switch from the use of conventional fuels unless compliance with applicable regulatory requirements leads, directly or indirectly, to the use of ethanol. Both additional regulation and enforcement of such regulatory provisions are likely to be vigorously opposed by the entities affected by such requirements. If existing emissions-reducing standards are weakened, or if governments are not active and effective in enforcing such standards, our business and results of operations could be adversely affected. Even if the current trend toward more stringent emissions standards continues, we will depend on the ability of ethanol to satisfy these emissions standards more efficiently than other alternative technologies. Certain standards imposed by regulatory programs may limit or preclude the use of our products to comply with environmental or energy requirements. Any decrease in the emission standards or the failure to enforce existing emission standards and other regulations could result in a reduced demand for ethanol. A significant decrease in the demand for ethanol will reduce the price of ethanol, adversely affect our profitability and decrease the value of your stock.

COSTS OF COMPLIANCE WITH BURDENSOME OR CHANGING ENVIRONMENTAL AND OPERATIONAL SAFETY REGULATIONS COULD CAUSE OUR FOCUS TO BE DIVERTED AWAY FROM OUR BUSINESS AND OUR RESULTS OF OPERATIONS TO SUFFER.

Ethanol production involves the emission of various airborne pollutants, including particulate matter, carbon monoxide, carbon dioxide, nitrous oxide, volatile organic compounds and sulfur dioxide. The production facilities that we will build will discharge water into the environment. As a result, we are subject to complicated environmental regulations of the EPA and regulations and permitting requirements of the states where our plants are to be located. These regulations are subject to change and such changes may require additional capital expenditures or increased operating costs. Consequently, considerable resources may be required to comply with future environmental regulations. In addition, our ethanol plants could be subject to environmental nuisance or related claims by employees, property owners or residents near the ethanol plants arising from air or water discharges. Ethanol production has been known to produce an odor to which surrounding residents could object. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

OUR PROPOSED NEW ETHANOL PLANTS WILL ALSO BE SUBJECT TO FEDERAL AND STATE LAWS REGARDING OCCUPATIONAL SAFETY.

Risks of substantial compliance costs and liabilities are inherent in ethanol production. We may be subject to costs and liabilities related to worker safety and job related injuries, some of which may be significant. Possible future developments, including stricter safety laws for workers and other individuals, regulations and enforcement policies and claims for personal or property damages resulting from operation of the ethanol plants could reduce the amount of cash that would otherwise be available to further enhance our business.

COMPANY RISK FACTORS

SINCE INCEPTION, WE HAVE HAD LIMITED OPERATIONS AND HAVE INCURRED NET LOSSES OF $15,831,915 AND WE NEED ADDITIONAL CAPITAL TO EXECUTE OUR BUSINESS PLAN.

We have had limited operations and have incurred net losses of $15,831,915 for the period from March 28, 2006 (Inception) through December 31, 2007 and have not generated any significant revenues from operations. We have yet to begin ethanol production or construction of ethanol producing plants.  Since the Reverse Merger, we have been engaged in organizational activities, including developing a strategic operating plan, entering into contracts, hiring personnel, developing processing technology, and raising private capital. Our continued existence is dependent upon our ability to obtain additional debt and/or equity financing. Management anticipates beginning construction of a plant within the next six months and expects to complete the project and to begin production of ethanol within the next 24 months. Although the cost of construction is not readily determinable, we estimate the cost to be approximately $30 million for our first plant. We recently raised $14.4 million of additional funds which are expected to be used for operations, additional research and development activities and toward the construction of the Company’s initial ethanol plant. We will require additional funds through project financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. We expect our current cash on hand to be sufficient for the next 12 month period.  There is no assurance we will be successful in raising additional capital or achieving profitable operations. Wherever possible, our board of directors (the “Board of Directors”) will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material.

OUR BUSINESS PLAN CALLS FOR EXTENSIVE AMOUNTS OF FUNDING TO CONSTRUCT AND OPERATE OUR BIOREFINERY PROJECTS AND WE MAY NOT BE ABLE TO OBTAIN SUCH FUNDING WHICH COULD ADVERSELY AFFECT OUR BUSINESS, OPERATIONS AND FINANCIAL CONDITION.

Our business plan depends on completion of up to 19 numerous biorefinery projects. Although each facility will have specific funding requirements, a proposed facility in Los Angeles County will require approximately $30 million to fund. We will be relying on additional financing and funding from such sources as The Energy Policy Act grants and loan guarantee programs, Biorefinery Demonstration Project Program or The California Energy Commission. We are currently in discussions with potential sources of financing but no definitive agreements are in place. If we cannot achieve the requisite financing or complete the projects as anticipated, this could adversely affect our business, the results of our operations, prospects and financial condition.

OUR CELLULOSE-TO-ETHANOL TECHNOLOGIES ARE UNPROVEN ON A LARGE-SCALE COMMERCIAL BASIS AND PERFORMANCE COULD FAIL TO MEET PROJECTIONS, WHICH COULD RENDER US WORTHLESS.

While production of ethanol from corn, sugars and starches is a mature technology, newer technologies for production of ethanol from cellulose biomass have not been built at large commercial scales.  The technologies being pursued by us for ethanol production from biomass have not been demonstrated on a commercial scale. All of the tests conducted to date by us with respect to our technologies have been performed on limited quantities of feedstocks, and we cannot assure you that the same or similar results could be obtained at competitive costs on a large-scale commercial basis. We have never utilized these technologies under the conditions or in the volumes that will be required to be profitable and cannot predict all of the difficulties that may arise. It is possible that the technologies, when used, may require further research, development, design and testing prior to larger-scale commercialization, if that is possible.  Accordingly, we cannot assure you that these technologies will perform successfully on a large-scale commercial basis or at all.

OUR BUSINESS EMPLOYS LICENSED ARKENOL TECHNOLOGY WHICH MAY BE DIFFICULT TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

We currently license our technology from Arkenol. Arkenol owns 11 U.S. patents, 21 foreign patents, and has one foreign patent pending and may file more patent applications in the future. Our success depends, in part, on our ability to use the Arkenol Technology, and for Arkenol to obtain patents, maintain trade secrecy and not infringe the proprietary rights of third parties. We cannot assure you that the patents of others will not have an adverse effect on our ability to conduct our business, that we will develop additional proprietary technology that is patentable or that any patents issued to us or Arkenol will provide us with competitive advantages or will not be challenged by third parties. Further, we cannot assure you that others will not independently develop similar or superior technologies, duplicate elements of the Arkenol Technology or design around it.

It is possible that we may need to acquire other licenses to, or to contest the validity of, issued or pending patents or claims of third parties. We cannot assure you that any license would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party's patents in bringing patent infringement suits against other parties based on our licensed patents.

In addition to licensed patent protection, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective joint venture partners, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

WE DEPEND ON ARKENOL TO PROVIDE OUR TECHNOLOGY LICENSE.

We currently license our technology from Arkenol. The loss of this license or Arkenol’s failure to perform its obligations to us under the license agreement could have a material adverse effect on our financial condition and results of our operations. Although we may have rights against Arkenol if it defaults on its obligations to us, you will have no recourse against Arkenol.

BECAUSE ARKENOL IS A PRIVATELY HELD COMPANY,   THERE IS LITTLE OR NO PUBLICLY AVAILABLE INFORMATION ABOUT IT AND WE MAY GET VERY LITTLE ADVANCE WARNING OF OPERATIONAL OR FINANCIAL PROBLEMS EXPERIENCED BY ARKENOL THAT MAY ADVERSELY AFFECT US.

The ability of Arkenol to continue providing the technology license for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Arkenol’s financial strength. Because Arkenol is privately held it is unlikely that information about its financial strength would become public unless Arkenol began to default on its obligations. As a result, there may be little advance warning of problems affecting Arkenol, even though these problems could have a material adverse effect on us.

OUR SUCCESS DEPENDS UPON ARNOLD KLANN, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND JOHN CUZENS, OUR CHIEF TECHNOLOGY OFFICER AND SENIOR VICE PRESIDENT.

We believe that our success will depend to a significant extent upon the efforts and abilities of (i) Arnold Klann, our Chairman and Chief Executive Officer, due to his contacts in the ethanol and cellulose industries and his overall insight into our business, and (ii) John Cuzens, our Chief Technology Officer and Senior Vice President for his technical and engineering expertise, including his familiarity with the Arkenol Technology. Our failure to retain Mr. Klann or Mr. Cuzens, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our officers.

OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER HAS AFFILIATIONS WITH ARKENOL THAT COULD CREATE CONFLICTS OF INTEREST DETRIMENTAL TO US.

We currently license our technology from Arkenol. Our Chairman, Chief Executive Officer and majority stockholder holds a 25.5% interest in Arkenol. These relationships could create conflicts of interest between us and Arkenol. There can be no assurance that any conflicts of interest will be resolved in a manner beneficial to us.

FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATING RESULTS.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls, processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our annual report on Form 10-KSB for our fiscal period ending December 31, 2007, we have prepared assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-KSB for our fiscal period ending December 31, 2008, we will furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management's assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

THERE IS NO LIQUID MARKET FOR OUR COMMON STOCK.

Our shares are traded on the OTCBB and the trading volume has historically been very low. An active trading market for our shares may not develop or be sustained. We cannot predict at this time how actively our shares will trade in the public market or whether the price of our shares in the public market will reflect our actual financial performance.

OUR COMMON STOCK PRICE HAS FLUCTUATED CONSIDERABLY AND STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH SUCH SHARES WERE PURCHASED.

The market price of our common stock may fluctuate significantly. Between July 11, 2006, the day we began trading publicly as BFRE.PK, and March 28, 2008, the high and low price for our common stock has been $7.90 and $1.30 per share, respectively. Our share price has fluctuated in response to various factors, including not yet beginning construction of our first plant, needing additional time to organize engineering resources, issues relating to feedstock sources, trying to locate suitable plant locations, locating distributors and finding funding sources.

OUR COMMON STOCK MAY BE CONSIDERED “A PENNY STOCK” AND MAY BE DIFFICULT FOR YOU TO SELL.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been for much of its trading history since July 11, 2006, and may continue to be less than $5.00 per share, and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

OUR PRINCIPAL STOCKHOLDER HAS SIGNIFICANT VOTING POWER AND MAY TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTEREST OF ALL OTHER STOCKHOLDERS

Arnold Klann, our Chairman and Chief Executive Officer, controls approximately 48.5% of our current outstanding shares of voting common stock. He may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may expedite approvals of company decisions, or have the effect of delaying or preventing a change in control, adversely affect the market price of our common stock, or may not be in the best interests of all our stockholders.

YOU COULD BE DILUTED FROM OUR FUTURE ISSUANCE OF CAPITAL STOCK AND DERIVATIVE SECURITIES.

As of March 28, 2008, we had 28,061,553 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce your proportionate ownership and voting power.

WE HAVE NOT AND DO NOT INTEND TO PAY ANY DIVIDENDS. AS A RESULT, YOU MAY ONLY BE ABLE TO OBTAIN A RETURN ON INVESTMENT IN OUR COMMON STOCK IF ITS VALUE INCREASES.

We have not paid dividends in the past and do not plan to pay dividends in the near future. We expect to retain earnings to finance and develop our business. In addition, the payment of future dividends will be directly dependent upon our earnings, our financial needs and other similarly unpredictable factors. As a result, the success of an investment in our common stock will depend upon future appreciation in its value. The price of our common stock may not appreciate in value or even maintain the price at which you purchased our shares.

FORWARD-LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.” Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

●	the availability and adequacy of our cash flow to meet our requirements,

●	economic, competitive, demographic, business and other conditions in our local and regional markets,

●	changes or developments in laws, regulations or taxes in the ethanol or energy industries,

●	actions taken or not taken by third-parties, including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities,

●	competition in the ethanol industry,

●	the failure to obtain or loss of any license or permit,

●	changes in our business and growth strategy (including our plant building strategy and co-location strategy), capital improvements or development plans,

●	the availability of additional capital to support capital improvements and development, and

●	other factors discussed under the section entitled “Risk Factors” or elsewhere in this registration statement.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.

A portion of the shares of Common Stock covered by this prospectus are issuable upon exercise of warrants.  We may receive proceeds in the event some or all of the warrants held by the Selling Stockholders are exercised for cash.  Any proceeds received from the exercise of the warrants will be used for working capital and general corporate purposes.  There can be no assurance that any of the Selling Stockholders will exercise their warrants or that we will receive any proceeds therefrom. Warrant holders often choose not to exercise their warrants because the price of the Common Stock does not justify the exercise or the warrant expires by its terms.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the Selling Shareholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007.

The following table sets forth the high and low bid information for our common stock for each quarter since we completed the Reverse Merger and began trading on July 11, 2006. The prices reflect inter-dealer quotations, do not include retail mark-ups, markdowns or commissions and do not necessarily reflect actual transactions.

QUARTERLY COMMON STOCK PRICE RANGES

Quarter ended	Low Price	High Price

September 30, 2006	$1.35	$6.80
December 31, 2006	$1.47	$4.00
March 31, 2007	$3.99	$7.70
June 30, 2007	$5.40	$7.15
September 30, 2007	$3.30	$6.40
December 31, 2007	$3.15	$5.01

Holders

There were approximately 2,750 holders of our common stock as of March 28, 2008.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is X-Clearing Corp.

Dividends

We have not paid any dividends on our common stock and intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying dividends on our common stock for the foreseeable future. There are no restrictions on our present ability to pay dividends to stockholders of our common stock, other than those prescribed by Nevada law.

Equity Compensation Plan

In order to compensate our officers, directors, employees and/or consultants, our Board of Directors and stockholders adopted the 2006 Incentive and Non-Statutory Stock Option Plan (the “Plan”).  The Plan has a total of 10,000,000 shares reserved for issuance.

On October 16, 2007, the Board of Directors reviewed the Plan. As such, it determined that the Plan was to be used as a comprehensive equity incentive program for which the Board of Directors serves as the plan administrator and, therefore, amended the Plan (the “Amended and Restated Plan”) to add the ability to grant restricted stock awards.

Under the Amended and Restated Plan, an eligible person in the Company's service may acquire a proprietary interest in the Company in the form of shares or an option to purchase shares of the Company’s common stock. The amendment includes certain previously granted restricted stock awards as having been issued under the Amended and Restated Plan.

As of March 28, 2008, we have issued the following stock options under the Amended and Restated Plan:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights and number of shares of restricted stock	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders under the Amended and Restated Plan	3,440,159 (1)	$2.48	6,559,841
Equity compensation not pursuant to a plan	602,203(3)	$3.88
Total	4,042,362

(1) Of this amount, 20,000 options have been exercised.
(2) Excludes shares of restricted stock issued under the Plan.
(3) Includes a warrant to purchase 200,000 shares of common stock at an exercise price $5.00 per share that was issued to a certain consultant by the Company on November 9, 2006 for consulting services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION OR PLAN OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under “Risk Factors” on page 4 and elsewhere in this prospectus.

PLAN OF OPERATION

We plan to raise additional funds through joint venture partnerships, project debt financings or through future sales of our common stock, until such time as our revenues are sufficient to meet our cost structure, and ultimately achieve profitable operations. There is no assurance that we will be successful in raising additional capital or achieving profitable operations. Our consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. We will need financing within 12 months to execute our business plan.

We have not developed our own proprietary technology but rather we are a licensee of the Arkenol Technology and therefore have benefited from Arkenol's research and development efforts and cost expenditures.

Our business will encompass development activities culminating in the construction and long-term operation of ethanol production biorefineries. As such, we are currently in the development-stage of finding suitable locations and deploying project opportunities for converting cellulose fractions of municipal solid waste and other opportunistic feedstock into ethanol fuels.

For the next 12 months, our Plan of Operations is as follows:

●	Obtain additional operating capital from joint venture partnerships, debt financing or equity financing to fund our ongoing operations and the development of initial biorefineries in North America.

●
The Energy Policy Act of 2005 provides for grants and loan guarantee programs to incentivize the growth of the cellulosic ethanol market. These programs include a Cellulosic Biomass Ethanol and Municipal Solid Waste Guarantee Program under which the U.S. Department of Energy (“DOE”) could provide loan guarantees up to $250 million per qualified project. We have received approval of its pre-application and must now submit a formal application for a loan guarantee of up to $200 million to support the development of a 55 million gallon per year project in California to be located adjacent to an existing biomass power plant.

●
The Energy Policy Act of 2005 created a Biorefinery Demonstration Project Program under which $384 million or another amount appropriated by Congress is available to fund up to three biorefinery demonstration projects. Ultimately the DOE was appropriated $385 million for the program and granted awards of various size to six companies of which we are one. In October, 2007, we signed the contract for the first phase of the grant program referred to by the DOE as “Award 1” for pre-construction activities on our El Sobrante project.

●	As available and as applicable to our business plans, applications for public funding will be submitted to leverage private capital raised by us.

Our initial planned projects in North America are projected as follows:

●
A facility that will process approximately 170 tons of green waste material to produce roughly 3 million gallons of ethanol annually. On November 9, 2007, we purchased the facility site which is located in Lancaster, California.  Permit applications were filed on June 24, 2007 to allow for construction of the Lancaster facility. We are currently in preliminary engineering. Although the cost of construction is not readily determinable, we estimate the cost to be approximately $30 million for this first plant. We are currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

●
A facility proposed for development and construction at the El Sobrante Landfill located in Corona, California. This facility will use approximately 700 metric dry tons of green waste and wood waste currently disposed in the landfill to produce about 16.6 to 18 million gallons of ethanol annually. Preliminary engineering design is in progress and permitting for this facility will commence once all required preliminary engineering design is completed. A definitive agreement is being finalized with Petro-Diamond for the purchase and sale of the ethanol produced from the facility. We have received an Award from the DOE of up to $40 million for the El Sobrante Facility.  On or around October 4, 2007, we finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE.  This award is a 60%/40% cost share, whereby 40% of approved costs may be reimbursed by the DOE pursuant to the total $40 million award amount in February 2007.  The remainder of financing for this project is yet to be determined.

●
Several other opportunities are being evaluated by us in North America but no definitive plans have been made.  Discussions with various landfill owners are underway to duplicate the proposed development at the El Sobrante landfill, although no definitive agreements have been reached.

RECENT DEVELOPMENTS

On December 3, 2007 and December 14, 2007, we consummated an agreement to issue up to 5,740,741 shares of common stock and warrants to purchase 5,740,741 shares of common stock for net proceeds of $14,360,000 (the “December Private Placement”). The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance. The Company is currently assessing the impact of the transaction on their consolidated financial statements.

In connection with the December Private Placement, we modified the conversion price of our previously issued 8% Senior Secured Convertible Promissory Notes (“Convertible Notes”) from $4.21 to $2.90 per share. We also modified the exercise price of the class “A” and class “B” warrants issued with the Convertible Notes from $5.48 and $6.32, respectively to $2.90 per share. The Company is currently assessing the impact of the transaction on their consolidated financial statements. The Company expects to record additional interest expense related to the modifications.

On December 14, 2007, the holders of the Convertible Notes converted their outstanding principal balance of $2,000,000 and accrued interest of $33,333 into 700,922 shares of common stock.

On December 17, 2007, we filed an S-8 with the SEC to register 10,000,000 shares of common stock under our Amended and Restated 2006 Incentive and Non-Statutory Stock Option Plan.

LIQUIDITY AND CAPITAL RESOURCES

Historically, we have funded our operations through financing activities consisting primarily of private placements of debt and equity securities with existing shareholders and outside investors. Our principal use of funds has been for the further development of our Biorefinery Projects, for capital expenditures and general corporate expenses.

During the twelve months ended December 31, 2007, proceeds of approximately $17,394,500 were received from the sale of securities in connection with various private placements. Additional proceeds of $40,000 were received from the exercise of stock options.

In addition, as our Projects develop to the point of construction, we anticipate significant purchases of long lead time item equipment for construction. As of December 31, 2007, we had cash and cash equivalents of approximately $13.0 million after paying off a related party revolving line of credit of approximately $631,000 including accrued interest of approximately $37,800.

We expect to rely upon funds raised from this recent private placement, as well as future equity and debt offerings to implement our growth plan and meet our liquidity needs going forward.  Management believes that our Company’s cash will be sufficient to meet our working capital requirements for the next twelve month period, as well as be sufficient to prepare our first two Projects for construction, at which point further funding will be necessary. However, we cannot assure you that such financing will be available to us on favorable terms, or at all. If, after utilizing the existing sources of capital available to the Company, further capital needs are identified and the Company is not successful in obtaining the financing, it may be forced to curtail its existing or planned future operations.

CRITICAL ACCOUNTING POLICIES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The methods, estimates, and judgment we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The SEC has defined “critical accounting policies” as those accounting policies that are most important to the portrayal of our financial condition and results, and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based upon this definition, our most critical estimates are described below under the heading “Revenue Recognition.” We also have other key accounting estimates and policies, but we believe that these other policies either do not generally require us to make estimates and judgments that are as difficult or as subjective, or it is less likely that they would have a material impact on our reported results of operations for a given period. For additional information see Note 1, “Summary of Organization and Significant Accounting Policies” in the notes to our audited financial statements appearing elsewhere in this prospectus. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available, and actual results may differ significantly from these estimates.

CASH AND CASH EQUIVALENTS

For purpose of the statement of cash flows, we consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

We are currently a developmental-stage company and have recognized minimal revenues to date. We will recognize revenues from 1) consulting services rendered to potential sub licensees for development and construction of cellulose to ethanol projects, 2) sales of ethanol from its production facilities when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

PROJECT DEVELOPMENT

Project development costs are either expensed or capitalized. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date, project development costs include the research and development expenses related to our future cellulose-to-ethanol production facilities. During the twelve months ended December 31, 2007, we expensed all costs related to the facility development.

INCOME TAXES

The Company accounts for income taxes in accordance with FASB Statement No. 109 “Accounting for Income Taxes.” SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards.  We provide a valuation allowance to net deferred tax assets when it is deemed unlikely that we will recover such deferred tax assets.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments approximated their carrying values at December 31, 2007. The financial instruments consist of cash and accounts payable.

LOSS PER COMMON SHARE

The Company presents basic loss per common share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities.  As of December 31, 2007, the Company had outstanding options and warrants to purchase an aggregate of 10,673,853 shares of common stock that were excluded from the calculation of diluted loss per share as their effects would have been anti-dilutive.

CONCENTRATIONS OF CREDIT RISK

The Company regularly maintains cash balances at certain financial institutions in excess of amounts insured by federal agencies.

SHARE-BASED PAYMENTS

In December 2004, the FASB issued a revision of SFAS 123 (“SFAS 123(R)”) that requires compensation costs related to share-based payment transactions to be recognized in the statement of operations. With limited exceptions, the amount of compensation cost will be measured based on the grant-date fair value of the equity or liability instruments issued. In addition, liability awards will be re-measured each reporting period. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. SFAS 123(R) replaces SFAS 123 and was effective as of the first interim period beginning after January 1, 2006. During the period ended December 31, 2006, the Company adopted the provisions of SFAS 123(R).  No options were outstanding prior to adoption.

UNCERTAIN TAX POSITIONS

In July 2006, the FASB issued FASB Interpretation No.48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. This pronouncement recommends a recognition threshold and measurement process for recording in the financial statements uncertain tax positions taken or expected to be taken in the Company’s tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements for uncertain tax positions. The accounting provisions of FIN 48 will be effective for the Company beginning January 1, 2007. The Company is in the process of evaluating the impact, if any, the adoption of FIN 48 will have on its financial statements.

CONVERTIBLE DEBT

Convertible debt is accounted for under the guidelines established by APB Opinion No. 14 Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants (APB14) under the direction of Emerging Issues Task Force (EITF) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, (EITF 98-5) EITF 00-27 Application of Issue No 98-5 to Certain Convertible Instruments (EITF 00-27) , and EITF 05-8 Income Tax Consequences of Issuing Convertible Debt with Beneficial Conversion Features. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement clarifies fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. The Company will be required to adopt SFAS No. 157 as of January 1, 2008 and is currently in the process of evaluating the impact, if any, the adoption of SFAS No. 157 will have on its financial statements.

OFF-BALANCE SHEET ARRANGEMENTS

There are no off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We lease approximately 6,425 square feet of furnished office space at 31 Musick, Irvine, California 92618 from Jeong Yun Kim for $11,565 per month until April 30, 2008, and then thereafter on a month-to-month basis.

On November 9, 2007, we issued a check in the amount of $96,851, towards the purchase of the Lancaster land totaling a purchase price of $109,108. The roughly 10 acre site is presently vacant and undisturbed except to occasional use by off road vehicles.  The site is flat and has no distinguishing characteristics and is adjacent to a solid waste landfill at a site that minimizes visual access from outside the immediate area.

DESCRIPTION OF BUSINESS

COMPANY HISTORY

Our Company

We are BlueFire Ethanol Fuels, Inc., a Nevada corporation. Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”), to produce ethanol from cellulose (the “Arkenol Technology”). We are the exclusive North America licensee of the Arkenol Technology. We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc, a Nevada corporation, to accelerate our deployment of the Arkenol Technology.

Company History

We are a Nevada corporation that was initially organized as Atlanta Technology Group, Inc., a Delaware corporation, on October 12, 1993. The Company was re-named Docplus.net Corporation on December 31, 1998, and further re-named Sucre Agricultural Corp. (“Sucre”) and re-domiciled as a Nevada corporation on March 6, 2006.  Immediately prior to the Reverse Merger described below, Sucre changed its name to BlueFire Ethanol Fuels, Inc.

On June 27, 2006, the Company completed a reverse merger (the “Reverse Merger”) with BlueFire Ethanol, Inc. (“BlueFire Ethanol”).  At the time of Reverse Merger, the Company was a blank-check company and had no operations, revenues or liabilities. The only asset possessed by the Company was $690,000 in cash which continued to be owned by the Company at the time of the Reverse Merger. In connection with the Reverse Merger, the Company issued BlueFire Ethanol 17,000,000 shares of common stock, approximately 85% of all of the outstanding common stock of the Company, for all the issued and outstanding BlueFire Ethanol common stock. The Company stockholders retained 4,028,264 shares of Company common stock.  As a result of the Reverse Merger, BlueFire Ethanol became our wholly-owned subsidiary.  On June 21, 2006, prior to and in anticipation of the Reverse Merger, Sucre sold 3,000,000 shares of common stock to two related investors in a private offering of shares pursuant to Rule 504 for proceeds of $1,000,000.

The Company's shares of common stock began trading under the symbol “BFRE.PK” on the Pink Sheets of the National Quotation Bureau on July 11, 2006 and later began trading on the OTCBB under the symbol “BFRE.OB” on June 19, 2007. On March 28, 2008, the closing price of our Common Stock was $3.19 per share.

Our executive offices are located at 31 Musick, Irvine, California 92618 and our telephone number at such office is (949) 588-3767.

OUR BUSINESS

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Our goal is to develop, own and operate high-value carbohydrate-based transportation fuel plants, or biorefineries, to produce ethanol, a viable alternative to fossil fuels, and to provide professional services to biorefineries worldwide. Our biorefineries will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues and cellulose from municipal solid wastes into ethanol. This versatility enables us to consider a wide variety of feedstocks and locations in which to develop facilities to become a low cost producer of ethanol. We have licensed for use a patented process from Arkenol, Inc., a Nevada corporation (“Arkenol”) to produce ethanol from cellulose (“Arkenol Technology”) for sale into the transportation fuel market. We are the exclusive North America licensee of the Arkenol Technology.

ARKENOL TECHNOLOGY

The production of chemicals by fermenting various sugars is a well-accepted science. Its use ranges from producing beverage alcohol and fuel-ethanol to making citric acid and xantham gum for food uses. However, the high price of sugar and the relatively low cost of competing petroleum based fuel has kept the production of chemicals mainly confined to producing ethanol from corn sugar.

In the Arkenol Technology process, incoming biomass feedstocks are cleaned and ground to reduce the particle size for the process equipment. The pretreated material is then dried to a moisture content consistent with the acid concentration requirements for breaking down the biomass, then hydrolyzed (degrading the chemical bonds of the cellulose) to produce hexose and pentose (C5 and C6) sugars at the high concentrations necessary for commercial fermentation. The insoluble materials left are separated by filtering and pressing into a cake and further processed into fuel for other beneficial uses.  The remaining acid-sugar solution is separated into its acid and sugar components. The separated sulfuric acid is recirculated and reconcentrated to the level required to breakdown the incoming biomass. The small quantity of acid left in the sugar solution is neutralized with lime to make hydrated gypsum which can be used as an agricultural soil conditioner. At this point the process has produced a clean stream of mixed sugars (both C6 and C5) for fermentation.  In an ethanol production plant, naturally-occurring yeast, which Arkenol has specifically cultured by a proprietary method to ferment the mixed sugar stream, is mixed with nutrients and added to the sugar solution where it efficiently converts both the C6 and C5 sugars to fermentation beer (an ethanol, yeast and water mixture) and carbon dioxide. The yeast culture is separated from the fermentation beer by a centrifuge and returned to the fermentation tanks for reuse. Ethanol is separated from the now clear fermentation beer by conventional distillation technology, dehydrated to 200 proof and denatured with unleaded gasoline to produce the final fuel-grade ethanol product. The still bottoms, containing principally water and unfermented sugar, is returned to the process for economic water use and for further conversion of the sugars.

Simply put, the process separates the biomass into two main constituents:  cellulose and hemicellulose (the main building blocks of plant life) and lignin (the “glue” that holds the building blocks together), converts the cellulose and hemicellulose to sugars, ferments them and purifies the fermentation liquids into ethanol and other end-products.

ARK ENERGY

We may also utilize certain biorefinery related rights, assets, work-product, intellectual property and other know-how related to 19 ethanol project opportunities originally developed by ARK Energy, Inc, a Nevada corporation, to accelerate our deployment of the Arkenol Technology. The opportunities consist of ARK Energy's previous relationships, analysis, site development, permitting experience and market research on various potential project locations within North America. ARK Energy has transferred these assets to us and we valued these business assets based on management’s best estimates as to its actual costs of development. In the event that we successfully finance the construction of a project that utilizes any of the transferred assets from ARK Energy, we are required to pay ARK Energy for the costs ARK Energy incurred in the development of the assets pertaining to that particular project or location. We did not incur the costs of a third party valuation but instead based our valuation of the assets acquired by (i) an arms length review of the value assigned by ARK Energy to the opportunities based on the actual costs it incurred in developing the project opportunities, and (ii) anticipated financial benefits to us.

PILOT PLANTS

From 1994 to 2000, a test pilot biorefinery plant was built and operated by Arkenol in Orange, California to test the effectiveness of the Arkenol Technology using several different types of raw materials containing cellulose. The types of materials tested included: rice straw, wheat straw, green waste, wood wastes, and municipal solid wastes.

Various equipment for use in the process was also tested and process conditions were verified leading to the issuance of the certain patents in support of the Arkenol Technology.

In 2002, using the results obtained from the Arkenol California test pilot plant and also based in the Arkenol Technology, JGC Corporation, based in Japan, built and operated a bench scale facility followed by another test pilot biorefinery plant in Izumi, Japan. At the Izumi plant Arkenol retained the rights to the Arkenol Technology while the operations of the facility were controlled by JGC Corporation.

BIOREFINERY PROJECTS

We are currently in the development stage of building biorefineries in North America.

We plan to use the Arkenol Technology and utilize JGC's operations knowledge from the Izumi test pilot plant to assist in the design and engineering of our facilities in North America. JGC will provide the preliminary design package for our first facility and work with our selected U.S. engineering company MECS (formerly Monsanto) to complete the detailed engineering design of the plant. This completed design should provide the blueprint for subsequent plant constructions.

We intend to build a facility that will process approximately 170 tons of green waste material to produce roughly 3 million gallons of ethanol annually. In connection therewith, on November 9, 2007, we purchased the facility site which is located in Lancaster, California.  Permit applications were filed on June 24, 2007, to allow for construction of the Lancaster facility. We are currently in preliminary engineering. Although the cost of construction is not readily determinable, we estimate the cost to be approximately $30 million for this first plant. We are currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

We are also considering a facility for development and construction at the El Sobrante Landfill located in Corona, California. This facility will use approximately 700 metric dry tons of green waste and wood waste currently disposed in the landfill to produce about 16.6 to 18 million gallons of ethanol annually. Preliminary engineering design is in progress and permitting for this facility will commence once all required preliminary engineering design is completed. A definitive agreement is being finalized with Petro-Diamond, Inc. (“PDI”) for the purchase and sale of the ethanol produced from the facility. PDI is a significant blender of denatured ethanol into motor fuel in Southern California. We have received an Award from the DOE  of up to $40 million for the El Sobrante Facility. On or around October 4, 2007, we finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE. This award is a 60%/40% cost share, whereby 40% of approve costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007. The remainder of financing for this project is yet to be determined.

We are simultaneously researching and considering other suitable locations for other similar biorefineries.

STATUS OF PUBLICLY ANNOUNCED NEW PRODUCTS AND SERVICES

None.

DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES

We will utilize existing distribution channels to sell the ethanol that is produced from our plants. For example, we have entered into a Letter of Intent with PDI whereby PDI would purchase the ethanol produced by us in our El Sobrante biomass-to-ethanol conversion facility to be located in the El Sobrante landfill upon its completion. Ethanol is currently blended year-round at PDI's terminal facility located in Long Beach, California.

COMPETITIVE BUSINESS CONDITIONS AND OUR COMPETITIVE POSITION IN THE INDUSTRY AND METHODS OF COMPETITION

Competition

Most of the ethanol supply in the United States is derived from corn according to the Renewable Fuels Association (“RFA”) website (http://www.ethanolrfa.org/) and as of January 31, 2008 is produced at approximately 113 facilities, ranging in size from 300,000 to 110 million gallons per year, located predominately in the corn belt in the Midwest. According to the RFA, about 14% of the current production is by the Archer-Daniels-Midland Company with over 1 billion gallons annually and an additional 550 million gallons of capacity being constructed/expanded currently. Traditional corn-based production techniques are mature and well entrenched in the marketplace, and the entire industry's infrastructure is geared toward corn as the principal feedstock.

With the Arkenol Technology, the principle difference from traditional processes apart from production technique is the acquisition and choice of feedstock. The use of a non-commodity based non-food related biomass feedstock enables us to use feedstock typically destined for disposal, i.e. wood waste, yard trimmings and general green waste.  All ethanol producers regardless of production technique will fall subject to market fluctuation in the end product, ethanol.

Due to the feedstock variety that we are able to process, we are able to locate production facilities in and around the markets where the ethanol will be consumed  We believe that this gives us a competitive advantage against much larger traditional producers who must locate plants near their feedstock, i.e., the corn belt in the Midwest and ship the ethanol to the end market.

However, in the area of biomass-to-ethanol production, there are few companies and no commercial production infrastructure is built. As we continue to advance our biomass technology platform, we are likely to encounter competition for the same technologies from other companies that are also attempting to manufacture ethanol from cellulosic biomass feedstocks.

Ethanol production is also expanding internationally. Ethanol produced or processed in certain countries in Central America and the Caribbean region is eligible for tariff reduction or elimination upon importation to the United States under a program known as the Caribbean Basin Initiative. Large ethanol producers, such as Cargill, have expressed interest in building dehydration plants in participating Caribbean Basin countries, such as El Salvador, which would convert ethanol into fuel-grade ethanol for shipment to the United States.  Ethanol imported from Caribbean Basin countries may be a less expensive alternative to domestically produced ethanol and may affect our ability to sell our ethanol profitably.

INDUSTRY OVERVIEW

On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005.  The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard ("RFS") increasing use of renewable domestic fuels such as ethanol and biodiesel. The currently approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

On December 19, 2007 President Bush signed into law the Energy Independence and Security Act of 2007.  The act provides for an increase in the supply of alternative fuel sources by setting a mandatory Renewable Fuel Standard (RFS) requiring fuel producers to use at least 36 billion gallons of biofuel in 2022 16 billion gallon of which must come from cellulosic derived fuel.  Additionally, the Act called for reducing U.S. demand for oil by setting a national fuel economy standard of 35 miles per gallon by 2020 – which will increase fuel economy standards by 40 percent and save billions of gallons of fuel.

Historically, producers and blenders had a choice of fuel additives to increase the oxygen content of fuels. MTBE (methyl tertiary butyl ether) was the most popular additive, accounting for up to 75% of the fuel oxygenate market. However, in the United States, ethanol is replacing MTBE as a common fuel additive. While both increase octane and reduce air pollution, MTBE is a presumed carcinogen which contaminates ground water. It has already been banned in California, New York, Illinois and 16 other states.  Major oil companies have voluntarily abandoned MTBE and it is scheduled to be phased out under the Energy Policy Act. As MTBE is phased out, we expect demand for ethanol as a fuel additive and fuel extender to rise. A blend of 5.5% or more of ethanol, which does not contaminate ground water like MTBE, effectively complies with EPA requirements for reformulated gasoline, which is mandated in most urban areas.

Ethanol is a clean, high-octane, high-performance automotive fuel commonly blended in gasoline to extend supplies and reduce emissions. In 2004, according to the American Coalition for Ethanol, 3% of all United States gasoline was blended with some percentage of ethanol. The most common blend is E10, which contains 10% ethanol and 90% gasoline. There is also growing federal government support for E85, which is a blend of 85% ethanol and 15% gasoline.

Ethanol is a renewable fuel produced by the fermentation of starches and sugars such as those found in grains and other crops. Ethanol contains 35% oxygen by weight and, when combined with gasoline, it acts as an oxygenate, artificially introducing oxygen into gasoline and raising oxygen concentration in the combustion mixture with air. As a result, the gasoline burns more completely and releases less unburnt hydrocarbons, carbon monoxide and other harmful exhaust emissions into the atmosphere. The use of ethanol as an automotive fuel is commonly viewed as a way to reduce harmful automobile exhaust emissions. Ethanol can also be blended with regular unleaded gasoline as an octane booster to provide a mid-grade octane product which is commonly distributed as a premium unleaded gasoline.

Studies published by the RFA indicate that approximately 5.0 billion gallons of ethanol was consumed in 2006 in the United States and every automobile manufacturer approves and warrants the use of E10. Because the ethanol molecule contains oxygen, it allows an automobile engine to more completely combust fuel, resulting in fewer emissions and improved performance.  Fuel ethanol has an octane value of 113 compared to 87 for regular unleaded gasoline. Domestic ethanol consumption has tripled in the last eight years, and consumption increases in some foreign countries, such as Brazil, are even greater in recent years. For instance, 40% of the automobiles in Brazil operate on 100% ethanol, and others use a mixture of 22% ethanol and 78% gasoline. The European Union and Japan also encourage and mandate the increased use of ethanol.

For every barrel of ethanol produced, the American Coalition for Ethanol estimates that 1.2 barrels of petroleum are displaced at the refinery level, and that since 1978, U.S. ethanol production has replaced over 14.0 billion gallons of imported gasoline or crude oil. According to a Mississippi State University Department of Agricultural Economics Staff Report in August 2003, a 10% ethanol blend results in a 25% to 30% reduction in carbon monoxide emissions by making combustion more complete. The same 10% blend lowers carbon dioxide emissions by 6% to 10%.

During the last 20 years, ethanol production capacity in the United States has grown from almost nothing to an estimated 6 billion gallons per year in 2007. In the United States, ethanol is primarily made from starch crops, principally from the starch fraction of corn. Consequently, the production plants are concentrated in the grain belt of the Midwest, principally in Illinois, Iowa, Minnesota, Nebraska and South Dakota.

In the United States, there are two principal commercial applications for ethanol. The first is as an oxygenate additive to gasoline to comply with clean air regulations. The second is as a voluntary substitute for gasoline - this is a purely economic choice by gasoline retailers who may make higher margins on selling ethanol-blended gasoline, provided ethanol is available in the local market. The U.S. gasoline market is currently approximately 150 billion gallons annually, so the potential market for ethanol (assuming only a 10% blend) is 15 billion gallons per year. Increasingly, motor manufacturers are producing flexible fuel vehicles (particularly sports utility vehicle models) which can run off ethanol blends of up to 85% (known as E85) in order to obtain exemptions from fleet fuel economy quotas. There are now in excess of five million flexible fuel vehicles on the road in the United States and automakers will produce several millions per year, offering further potential for significant growth in ethanol demand.

Cellulose to Ethanol Production

In a recent report, “Outlook For Biomass Ethanol Production Demand,” the U.S. Energy Information Administration found that advancements in production technology of ethanol from cellulose could reduce costs and result in production increases of 40% to 160% by 2010. Biomass (cellulosic feedstocks) includes agricultural waste, woody fibrous materials, forestry residues, waste paper, municipal solid waste and most plant material. Like waste starches and sugars, they are often available for relatively low cost, or are even free. However, cellulosic feedstocks are more abundant, global and renewable in nature. These waste streams, which would otherwise be abandoned, land-filled or incinerated, exist in populated metropolitan areas where ethanol prices are higher.

SOURCES AND AVAILABILITY OF RAW MATERIALS

The U.S. DOE and USDA in its April 2005 report “Biomass As Feedstock For a Bioenergy and Bioproducts Industry: The Technical Feasibility of a Billion-Ton Annual Supply” found that about one billion tons of cellulosic materials from agricultural and forest residues are available to produce more than one-third of the current U.S. demand for transportation fuels.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

Currently, we have no dependence on one or a few major customers, although we have entered into a non-binding letter of intent with PDI to be our sole purchaser of ethanol from our El Sobrante plant in Southern California. We are negotiating definitive agreements but no definitive agreement has been signed with Petro-Diamond as of yet. See “Distribution Methods of the Products or Services.”

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

On March 1, 2006, we entered into a Technology License Agreement with Arkenol, for use of the Arkenol Technology. Arkenol holds the following patents in relation to the Arkenol Technology: 11 U.S. patents, 21 foreign patents, and one pending foreign patent. According to the terms of the agreement, we were granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol technology. The Arkenol Technology, converts cellulose and waste materials into ethanol and other high value chemicals. As consideration for the grant of the license, we are required to make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 3% of the gross sales price for sales by us or our sublicensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, we made a one time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006. As of December 31, 2007, we have not become obligated to pay any of these amounts. All sub-licenses issued by us will provide for payments of the license fees and royalties due Arkenol.

NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES

We are not subject to any government oversight for our current operations other than for corporate governance and taxes. However, the production facilities that we will be constructing will be subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations will require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON THE BUSINESS

Currently, the federal government encourages the use of ethanol as a component in oxygenated gasoline as a measure to protect the environment as a viable renewable domestic fuel to reduce U.S. dependence on foreign oil.

The ethanol industry is heavily dependent on several economic incentives to produce ethanol, including federal ethanol supports. Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005.  The Energy Policy Act transformed ethanol from a gasoline additive under the 1990 Clean Air Act to a primary gasoline substitute, which we believe will serve to strengthen and expand the role of ethanol in the U.S. fuel economy. A highlight of the Energy Policy Act is the creation of a 7.5 billion gallon renewable fuel standard ("RFS") increasing use of renewable domestic fuels such as ethanol and biodiesel. The currently approved RFS of the Energy Policy Act establishes that a percentage of the U.S. fuel supply will be provided by renewable, domestic fuels such as ethanol. In addition, the Energy Policy Act establishes a 30% tax credit up to $30,000 for the cost of installing clean fuel refueling equipment, such as an E85 ethanol fuel pump.

On December 19, 2007 President Bush signed into law the Energy Independence and Security Act of 2007.  The act provides for an increase in the supply of alternative fuel sources by setting a mandatory Renewable Fuel Standard (RFS) requiring fuel producers to use at least 36 billion gallons of biofuel in 2022 16 billion gallon of which must come from cellulosic derived fuel.  Additionally, the Act called for reducing U.S. demand for oil by setting a national fuel economy standard of 35 miles per gallon by 2020 – which will increase fuel economy standards by 40 percent and save billions of gallons of fuel.

The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax exemption currently allows the market price of ethanol to compete with the price of domestic gasoline. The exemption for a 10% ethanol blend is the equivalent of providing a per gallon “equalization” payment that allows blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol. Under current legislation, the federal gasoline tax exemption for a 10% ethanol blend is $0.052 per gallon. This exemption was to gradually drop to $0.051 per gallon in 2005, however, as of January 1, 2005, this federal tax incentive was to be replaced by a new volumetric ethanol excise tax credit discussed below.

On October 22, 2004, President Bush signed H.R. 4520, which contained the Volumetric Ethanol Excise Tax Credit (“VEETC”) and amended the federal excise tax structure effective as of January 1, 2005. Currently, ethanol-blended fuel is taxed at a lower rate than regular gasoline (13.2 cents on a 10% blend).  Under VEETC, the existing ethanol excise tax exemption is eliminated, thereby allowing the full federal excise tax of 18.4 cents per gallon of gasoline to be collected on all gasoline and allocated to the highway trust fund. This would add approximately $1.4 billion to the highway trust fund revenue annually. In place of the current exemption, the bill creates a new volumetric ethanol excise tax credit of $0.051 per gallon, at 10% blending level, of ethanol blended. This equates to $0.51 per pure gallon of ethanol blended. Refiners and gasoline blenders would apply for this credit on the same tax form as before only it would be a credit from general revenue, not the highway trust fund. Based on volume, the VEETC is expected to allow much greater refinery flexibility in blending ethanol.

ESTIMATE OF THE AMOUNT SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES.

For the fiscal year ending 2006 (March 28, 2006 (Inception) to December 31, 2006), we spent roughly $466,002 on project development costs.

For the fiscal-year ending 2007, we have spent roughly $4,930,739 on project development costs.

To date, project development costs include the research and development expenses related to our future cellulose-to-ethanol production facilities.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS (FEDERAL, STATE AND LOCAL)

We will be subject to extensive air, water and other environmental regulations and we will have to obtain a number of environmental permits to construct and operate our plants, including, air pollution construction permits, a pollutant discharge elimination system general permit, storm water discharge permits, a water withdrawal permit, and an alcohol fuel producer's permit. In addition, we may have to complete spill prevention control and countermeasures plans.

The production facilities that we will build are subject to oversight activities by the federal, state, and local regulatory agencies. There is always a risk that the federal agencies may enforce certain rules and regulations differently than state environmental administrators. State or federal rules are subject to change, and any such changes could result in greater regulatory burdens on plant operations. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from possible foul smells or other air or water discharges from the plant.

NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL TIME EMPLOYEES

We had 7 full time employees as of December 31, 2007 and 1 part time employee. None of our employees are subject to a collective bargaining agreement, and we believe that our relationship with our employees is good.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These obligations include filing an annual report under cover of Form 10-KSB, with audited financial statements, unaudited quarterly reports on Form 10-QSB and the requisite proxy statements with regard to annual stockholder meetings. The public may read and copy any materials the Company files with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate material legal proceedings against us.

MANAGEMENT
Directors and Executive Officers

Our officers and directors shall serve until our next annual stockholders' meeting. Our directors and officers as of the date of this prospectus are as follows:

Name	Age	Position
Arnold Klann	56	Chairman and Chief Executive Officer
Necitas Sumait	48	Senior Vice President and Director
Christopher Scott	34	Chief Financial Officer and Senior Vice President
John Cuzens	57	Chief Technology Officer and Senior Vice President
Chris Nichols	41	Director
Joseph Emas	53	Director
Victor Doolan	67	Director

Arnold Klann – Chairman of the Board and Chief Executive Officer
Mr. Klann has been our Chairman of the Board and Chief Executive Officer since our inception in March 2006.  Mr. Klann has been President of ARK Energy, Inc. and Arkenol, Inc. from January 1989 to present.  Mr. Klann has an AA from Lakeland College in Electrical Engineering.

Necitas Sumait – Senior Vice President and Director
Mrs. Sumait has been our Director and Senior Vice President since our inception in March 2006. Prior to this, Mrs. Sumait was Vice President of ARK Energy/Arkenol from December 1992 to July 2006. Mrs. Sumait has a MBA in Technological Management from Illinois Institute of Technology and a B.S. in Biology from De Paul University.

Christopher Scott – Chief Financial Officer
Mr. Scott has been our Chief Financial Officer since March 2007. Prior to this, from 2002 to March 2007, Mr. Scott was most recently the CFO/CCO and FinOp of Westcap Securities, Inc, an NASD Member Broker/Dealer and Investment Bank headquartered in Irvine, CA. Mr. Scott currently holds the Series 7, 63, 24, 4, 27, 55, and Series 53 NASD licenses. From 1997 to 2002, Mr. Scott was a General Securities and Registered Options Principal at First Allied Securities Inc. Mr. Scott earned his Bachelors Degree in Business Administration, with a concentration in Finance, from CSU, Fullerton.

John Cuzens – Chief Technology Officer and Senior Vice President
Mr. Cuzens has been our Chief Technology Officer and Senior Vice President since our inception in March 2006. Mr. Cuzens was a Director from March 2006 until his resignation from the Board of Directors in July 2007.  Prior to this, he was Director of Projects Wahlco Inc. from 2004 to June 2006. He was employed by Applied Utility Systems Inc from 2001 to 2004 and Hydrogen Burner Technology form 1997-2001. He was with ARK Energy and Arkenol from 1991 to 1997 and is the co-inventor on seven of Arkenol's eight U.S. foundation patents for the conversion of cellulosic materials into fermentable sugar products using a modified strong acid hydrolysis process. Mr. Cuzens has a B.S. Chemical Engineering degree from the University of California at Berkeley.

Chris Nichols - Director
Mr. Nichols has been our Director since our inception in March 2006.  Mr. Nichols is currently the Chairman of the Board and Chief Executive Officer of Advanced Growing Systems, Inc.  Since 2003 Mr. Nichols was the Senior Vice President of Westcap Securities' Private Client Group.  Prior to this, Mr. Nichols was a Registered Representative at Fisher Investments from December 2002 to October 2003. He was a Registered Representative with Interfirst Capital Corporation from 1997 to 2002. Mr. Nichols is a graduate of California State University in Fullerton with a B.A. degree in Marketing.

Joseph Emas - Director
Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Since 2001, Mr. Emas has been the senior partner of Joseph I. Emas, P.A. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and the 2006 Child Advocacy Award in Florida and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas has been a member of the Juvenile Court Rules Committee for the State of Florida from 1999 through 2006, and currently sits on the Florida Child Advocacy Committee. Mr. Emas is a director of several public companies which trade on both the OTC.BB and Amex.

Victor Doolan - Director
Mr. Doolan served for approximately three years as president of Volvo Cars North America until his retirement in March 2005. Prior to joining Volvo, Mr. Doolan served as the Executive Director of the Premier Automotive Group, the luxury division of Ford Motor Company from July 1999 to June 2002. Mr. Doolan also enjoyed a 23-year career with BMW, culminating with his service as President of BMW of North America from September 1993 to July 1999. Mr. Doolan has worked in the automotive industry for approximately 36 years.  Mr. Doolan currently serves on the Board of Directors for Sonic Automotive, Inc.

Significant Employee

William Davis - VP Project Management.
Mr. Davis is currently Vice President of Project Management for us. Prior to this he was Director of Power Plant Project Development for Diamond Energy from 2001 to 2006. Prior to this he was VP of Business Development for Oxbow Power.  He has over 30 years in the energy business and was an energy advisor to the Governor of California. He has been involved in domestic and international power project development. Mr. Davis is a registered Architect in three states and graduated from California State University at San Luis Obispo with a Bachelors of Architecture and a Masters of Science in Architecture.

FAMILY RELATIONSHIPS

There are no family relationships among our directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

For the past five years, no director or officer of the Company has been involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

AUDIT COMMITTEE FINANCIAL EXPERT

Our Board of Directors currently serves as its Audit Committee and Compensation Committee. Victor Doolan is the Audit Committiee’s financial expert and he currently serves as the Company’s Chairman for the Audit and Compensation Committees.

EXECUTIVE COMPENSATION

2007/2006
SUMMARY COMPENSATION TABLE YEAR

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)	STOCK AWARDS ($) (3)		OPTIONS AWARDS ($) (3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NON-QUALIFIED DEFERRED COMPENSA-TION EARNINGS ($)	ALL OTHER COMPENSA-TION ($)		TOTAL ($)

Arnold Klann Director and President	2007	216,583		51,780	5,070	(1)	750,519					1,023,952
	2006	113,000			16,750	(1)	2,477,415					2,607,165
Necitas Sumait Director, Secretary and VP	2007	149,500		51,780	5,070	(1)	556,521					762,871
	2006	78,000			16,750	(1)	1,114,850					1,209,600
John Cuzens Treasurer and VP	2007	149,500		51,780			556,521					757,801
	2006	75,000			16,750	(1)	1,114,850					1,206,600
Christopher Scott Chief Financial Officer	2007	86,250		51,780	275,001	(2)	556,521					969,552
Chris Nichols Director	2007	7,500	(5)		5,070	(1)						12,570
	2006	2,500			16,750	(1)				73,000	(4)	92,250
Joseph Emmas Director	2007	5,000			25,350	(1)						30,350
Victor Doolan Director	2007	5,000			25,350	(1)						30,350

(1)	Reflects value of shares of restricted common stock received as compensation as Director. See notes to consolidated financial statements for valuation.
(2)	Reflects value of 50,000 shares of restricted common stock received as compensation related to February 2007 employment agreement.
(3)	Valued based on the Black-Scholes valuation model at the date of grant, see note to the consolidated financial statements.
(4)	Reflects value of consideration received as compensation for consultant services.
(5)	Includes partial 2006 compensation of $2,500 paid in 2007.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / SH)	Closing Price on Grant Date ($ / SH)

Arnold Klann	12/20/07	12/20/07										250,000	(1)	$3.20	$3.20
	12/20/07	12/20/07										28,409	(2)	$3.52	$3.20
Necitas Sumait	12/20/07	12/20/07										206,250	(3)	$3.20	$3.20
Christopher Scott	12/20/07	12/20/07								50,000	(4)	206,250	(3)	$3.20	$3.20
John Cuzens	12/20/07	12/20/07										206,250	(3)	$3.20	$3.20
Chris Nichols	None
Joseph Emmas	None
Victor Doclan	None

(1)	50% vest immediately, 25% vests on closing remainder of Lancaster Project Funding, 25% vests at the start of construction of Lancaster Project
(2)	Vested immediately
(3)
Of this amount, 31,250 vest immediately, of the remaining 175,000 options 50% vest immediately, 25% vests on closing remainder of Lancaster Project Funding, 25% vests at the start of construction of Lancaster Project

(4)	Issued to E-Info Solutions an entity controlled by Christopher Scott

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

OPTION AWARDS	STOCK AWARDS

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Arnold Klann	500,000	500,000		2.00	12/14/11
	28,409	-		3.52	12/20/12
	125,000	125,000		3.20	12/20/12
Necitas Sumait	225,000	225,000		2.00	12/14/11
	118,750	87,500		3.20	12/20/12
John Cuzens	225,000	225,000		2.00	12/14/11
	118,750	87,500		3.20	12/20/12
Christopher Scott	118,750	87,500		3.20	12/20/12
Chris Nichols
Joseph Emmas
Victor Doolan

2007 DIRECTOR COMPENSATION TABLE

NAME	FEES EARNED OR PAID IN CASH ($)		STOCK AWARDS ($) (1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)

Arnold Klann			5,070					5,070
Necitas Sumait			5,070					5,070
Chris Nichols	7,500	(2)	5,070					10,070
Joseph Emmas	5,000		25,350					30,350
Victor Doclan	5,000		25,350					30,350

(1)	Reflects value of shares of restricted common stock received as compensation for service as Director. See notes to consolidated financial statements for valuation.
(2)	Includes partial 2006 compensation of $2,500 paid in 2007.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

NAME	BENEFIT	BEFORE CHANGE IN CONTROL TERMINATION W/O CAUSE OR FOR GOOD REASON	AFTER CHANGE IN CONTROL TERMINATION W/O CAUSE OR OR GOOD REASON	VOLUNTARY TERMINATION	DEATH	DISABILITY	CHANGE IN CONTROL

Arnold Klann						Full comp. first 2 months, 50% of comp. next 4 months

Necitas Sumait						Full comp. first 2 months, 50% of comp. next 4 months

Christopher Scott						N.A

John Cuzens						Full comp. first 2 months, 50% of comp. next 4 months

Chris Nichols						Full comp. first 2 months, 50% of comp. next 4 months

Joseph Emmas						Full comp. first 2 months, 50% of comp. next 4 months

Voctor Doclan						Full comp. first 2 months, 50% of comp. next 4 months

------------
*  List each applicable type of benefit in a separate row, e.g., severance pay, bonus payment, stock option vesting acceleration, health care benefits continuation, relocation benefits, outplacement services, financial planning services or tax gross-ups.

EMPLOYMENT CONTRACTS

On June 27, 2006, the Company entered into form employment agreements with its three executive officers. The employment agreements are for a period of three years, with prescribed percentage increases beginning in 2007 and can be cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate annual amount due under the employment agreements is approximately $520,000.

In addition, on June 27, 2006, the Company entered into agreements with four individuals to join the Company's board of directors. Under the terms of the agreement the non-employee Director (Chris Nichols) will receive annual compensation in the amount of $5,000 and all Directors receive a one time grant of 5,000 shares of the Company's common stock. The common shares vest over the period of one year. The value of the common stock granted was determined to be approximately $67,000 based on the estimated fair market value of the Company's common stock over a reasonable period of time.

Effective March 16, 2007, in connection with Mr. Scott's appointment as the Company's CFO, the Company and Mr. Scott entered into an at-will letter Employment Agreement (attached as Exhibit 10.7 hereto) containing the following material terms: (i) initial monthly salary of $7,500, to be raised to $10,000 on the earlier of April 30, 2007 or receipt by the Company of a qualified investment financing, (ii) standard employee benefits, and (iii) 50,000 shares of common stock issued through the year ended December 31, 2007 to a consulting company beneficially owned by him.

In addition, on July 7, 2007, the Company entered into an agreement with two individuals to join the Company’s board of directors. Under the terms of the agreement these non-employee Directors will receive annual compensation in the amount of $5,000 and all Directors receive a one time grant of 5,000 shares of the Company’s common stock. The common shares vest immediately. The value of the common stock granted was determined to be approximately $66,000 based on the fair market value of the Company’s common stock of $5.07 on the date of the grant. As of September 30, 2007, the Company expensed all of the costs approximating $81,000 to general and administrative expenses.

SHARE ISSUANCES/CONSULTING AGREEMENTS

On January 1, 2007, the Company entered into an employment agreement with a former consultant to be Vice President of Project Management. Pursuant to the terms of this agreement, the consultant was issued 10,000 shares of the Company’s restricted common stock.

On February 13, 2007, the Company entered into a consulting agreement with a corporate technology consultant. The consultant shall review, comment, and implement as requested by the Company on any Information Technology rollout. Under the terms of the agreement, the consultant received 12,500 restricted shares of the Company’s common stock at the signing of the agreement, 12,500 shares on June 1, 2007, 12,500 shares on September 1, 2007, and 12,500 shares on December 1, 2007.

In addition, on July 7, 2007, the Company entered into an agreement with two individuals to join the Company’s board of directors. Under the terms of the agreement these non-employee Directors will receive annual compensation in the amount of $5,000 and all Directors receive a one time grant of 5,000 shares of the Company’s common stock. The common shares vest immediately. The value of the common stock granted was determined to be approximately $66,000 based on the fair market value of the Company’s common stock of $5.07 on the date of the grant. As of September 30, 2007, the Company expensed all of the costs approximating $81,000 to general and administrative expenses.

STOCK OPTION ISSUANCES UNDER AMENDED 2006 PLAN

On December 20, 2007 the Company’s Board of Directors granted the following stock options to employees and outside consultants as compensation:

DATE ISSUED:	OPTIONEE NAME	NUMBER OF OPTIONS	TYPE	PRICE	EXPIRATON DATE
December 20, 2007 December 20, 2007	Arnold Klann, Officer and Director	28,409 250,000	ISO (1) NSO (2)	$3.52 $3.20	December 20, 2012 December 20, 2012
December 20, 2007 December 20, 2007	Necitas Sumait, Officer and Director	31,250 175,000	ISO (1) NSO (2)	$3.20 $3.20	December 20, 2012 December 20, 2012
December 20, 2007 December 20, 2007	John Cuzens, Officer	31,250 175,000	ISO (1) NSO (2)	$3.20 $3.20	December 20, 2012 December 20, 2012
December 20, 2007 December 20, 2007	Chris Scott, Officer	31,250 175,000	ISO (1) NSO (2)	$3.20 $3.20	December 20, 2012 December 20, 2012
December 20, 2007 December 20, 2007	Bill Davis, Employee	31,250 175,000	ISO (1) NSO (2)	$3.20 $3.20	December 20, 2012 December 20, 2012
December 20, 2007 December 20, 2007	Rigel Stone, Employee	31,250 150,000	ISO (1) NSO (2)	$3.20 $3.20	December 20, 2012 December 20, 2012
December 20, 2007	Barbi Rios, Employee	5,000	ISO (1)	$3.20	December 20, 2012
December 20, 2007	Scott Olson, Outside Consultant	10,000	NSO (3)	$3.20	December 20, 2012
December 20, 2007	Aleshia Knickerbocker, Outside Consultant	2,500	NSO (3)	$3.20	December 20, 2012
December 20, 2007	Bill Orr, Outside Consultant	10,000	NSO (3)	$3.20	December 20, 2012
December 20, 2007	Elsa Ebro, Outside Consultant	5,000	NSO (3)	$3.20	December 20, 2012
Totals		1,317,159

(1)           These Incentive Stock Options (“ISO”) vest immediately
(2)           These Non-Qualified Stock Options (“NSO”) vest as follows:
a.           50% vest immediately
b.           25% vest on the Company closing the remainder of funding for the Lancaster Project
c.           25% vest at the start of construction of the Lancaster Project
(3)           These NSO’s vest monthly over 12 months (1/12th monthly vesting)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 1, 2006, we entered into a Technology License agreement with Arkenol, a company in which our Chairman, Chief Executive Officer and majority stockholder Arnold Klann, holds a 25.5% interest. Arkenol has its own management and board separate and apart from us. According to the terms of the agreement, we were granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol Technology (discussed above in “Description of Business”). As consideration for the grant of the license, we are required to make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 3% of the gross sales price for sales by us or our sublicensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, we made a one time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006.

On March 1, 2006, we entered into an Asset Transfer and Acquisition Agreement with ARK Energy, a company which is fifty percent (50%) owned by the Company's Chairman, Chief Executive Officer and majority stockholder, Arnold Klann. ARK Energy has its own management and board separate and apart from us. Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on project opportunities that may be used to deploy the Arkenol Technology. In consideration, we have agreed to pay a performance bonus of up to $16,000,000 when certain milestones are met. These milestones include, but are not limited to, transferee's project implementation which would be demonstrated by start of the construction of a facility or completion of financial closing, whichever is earlier. We did not incur the costs of a third party valuation but instead based our valuation of the assets acquired by (1) an arms length review of the value assigned by ARK Energy to the opportunities based on the actual costs it incurred in developing the project opportunities and (2) anticipated financial benefits to us.

In December 2006, we entered into a Promissory Note with its Chairman, Chief Executive Officer and majority stockholder, Arnold Klann, whereby Mr. Klann loaned us $91,000 with a flat fee of 10% of the principal, or lower if required by law, to be repaid upon our achieving certain investor financing milestones. In addition, on January 5, 2007, we entered into a $25,000 promissory note with our Chairman, Chief Executive Officer and majority stockholder. Under the terms of the note, we are to repay any principal balance within 30 days of receiving qualified investment financing and a maximum fee of $2,500. The principal balance and all accrued interest were paid in full during the month of January of 2007.

On December 18, 2006, we engaged Director Christopher Nichols as a consultant on a non-exclusive basis to prepare, review and comment on various presentations, press releases, or other public relations documentation as requested by us. The consultant shall also provide us with capital market support through its network of portfolio managers, hedge funds, brokers, market-makers, institutions and other market support professionals and organizations. The consultant may also advise us from time to time, as requested by us, on potential development and business relationships that may benefit our financial market positioning. The consultant was compensated in the form of 20,000 shares of restricted common stock.

On February 13, 2007, we entered into a consulting agreement with a corporate technology consulting company, E-Info Solutions, LLC, which entity is controlled by our Chief Financial Officer, Christopher Scott. The consultant shall review, comment, and implement as requested by us on any information technology rollout. Under the terms of the agreement consultant received 12,500 restricted shares of our common stock at the signing of the agreement and 37,500 shares after effectiveness of the agreement in equal parts on June 1, 2007, September 1, 2007, and December 1, 2007.

On March 16, 2007, we obtained a 10% annual interest line of credit in the amount of $1,500,000 from our Chairman, Chief Executive Officer and majority stockholder, Arnold Klann, to provide additional liquidity to us as needed. Under the terms of the note, we are to repay any principal balance and interest within 30 days of receiving qualified investment financing of $5,000,000 or more.

On July 10, 2007, we and Director Chris Nichols mutually terminated our consulting agreement dated December 21, 2006. The material terms of this agreement were payment of 20,000 shares of our restricted common stock for Mr. Nichols to prepare, review and comment on various presentations, press releases, or other public relations documentation as requested by us, and provide us with capital market support through its network of portfolio managers, hedge funds, brokers, market- makers, institutions and other market support professionals and organizations. Under the terms of the agreement, we had granted Mr. Nichols a non-exclusive right to deploy our licensed technology on a to be determined future cellulosic ethanol project. The purpose of the termination of this agreement is for Mr. Nichols to qualify as an independent member of our Board of Directors.

On July 13, 2007, we issued several convertible notes aggregating a total of $500,000 with eight accredited investors, including $25,000 from our Chief Financial Officer. Under the terms of the notes, we are required to repay any principal balance and interest, at 10% per annum within 120 days of the note. The convertible promissory note is convertible only upon default. The holders also received warrants to purchase common stock at $5.00 per share. The warrants vest immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes are only convertible into shares of our common stock in the event of a default. The conversion price is determined based on one third of the average of the last-trade prices of our common stock for the ten trading days preceding the default date. On November 7, 2007, we re-paid all of our 10% convertible promissory notes dated July 13, 2007, to all our private investors, totaling approximately $516,000, including interest of approximately $16,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

As of March 28, 2008, our authorized capitalization was 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.001 par value per share and 1,000,000 shares of preferred stock, no par value per share. As of March 28, 2008, there were 28,061,553 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth, as of March 28, 2008, the number of shares of our common stock owned by (i) each person who is known by us to own of record or beneficially five percent (5%) or more of our outstanding shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares of our common stock beneficially owned.

Executive Officers, Directors, and More than 5% Beneficial Owners

The address of each owner who is an officer or director is c/o the Company at 31 Musick, Irvine California 92618.

Title of Class	Name of Beneficial Owner(1)	Number of shares		Percent of Class(2)
Common	Arnold Klann, Chairman and Chief Executive Officer	14,460,242	(4)	50.00%
Common	Necitas Sumait, Senior Vice President and Director	1,643,500	(5)	5.77%
Common	John Cuzens, Chief Technology Officer and Senior Vice President	1,621,000	(6)	5.69%
Common	Chris Scott, Chief Financial Officer	213,730	(7)	*
Common	Chris Nichols, Director	57,000		*
Common	Victor Doolan, Director	5,000		*
Common	Joseph Emas, Director	5,000		*
Common	Quercus Trust(3)	11,607,512	(8)	34.53%

	All officers and directors as a group (7 persons)	18,005,472		60.16%

	All officers, directors and 5% holders as a group (8 persons)	29,612,984		83.46%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2)	Figures may not add up due to rounding of percentages.

(3)
David Gelbaum and Monica Chavez Gelbaum are co-trustees of The Quercus Trust.  Each of David Gelbaum and Monica Chavez Gelbaum, acting alone, has the power to exercise voting and investment control over the shares of common stock owned by the Trust.   The address for Quercus Trust is 1835 Newport Blvd., A109-PMB 467, Costa Mesa, CA 92627, attn:  David Gelbaum and Monica Chavez Gelbaum.

(4)	Includes options to purchase 861,742 shares of common stock vested within sixty days of December 31, 2007.

(5)	Includes options to purchase 437,500 shares of common stock vested within sixty days of December 31, 2007.

(6)	Includes options to purchase 437,500 shares of common stock vested within sixty days of December 31, 2007.

(7)	Includes options and warrants to purchase 128,750 shares of common stock vested within sixty days of December 31, 2007.

(8)	Includes a warrant to purchase 5,555,556 shares of common stock.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock, and 1,000,000 shares of no par value preferred stock. As of March 28, 2008, the Company has 28,061,553 shares of common stock outstanding, and no shares of preferred stock outstanding.

COMMON STOCK

As of March 28, 2008, we had 28,061,553 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to any preferential rights of holders of our preferred stock, holders of common stock are entitled to receive a pro rata share of distributions declared by our Board of Directors. Our common stock does not provide for preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. To the extent that we issue additional shares of our common stock in the future, the relative interests of the then existing stockholders may be diluted.

PREFERRED STOCK

 As of March 28, 2008, we had no shares of preferred stock outstanding. We may issue preferred stock in one or more class or series pursuant to resolution of the Board of Directors. The Board of Directors may determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and fix the number of shares and the designation of any series of preferred stock. The Board of Directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued class or series subsequent to the issue of shares of that class or series. We have no present plans to issue any shares of preferred stock.

WARRANTS

As of March 28, 2008, we had warrants to purchase an aggregate of 7,386,694 shares of our common stock outstanding. The exercise prices for the warrants range from $2.70 per share to $5.45 per share, with a weighted average exercise price of approximately per share of $3.02.

OPTIONS

As of March 28, 2008, we had options to purchase an aggregate of 3,287,159 shares of our common stock outstanding, with exercise prices for the options ranging from $2.00 per share to $3.52 per share, with a weighted average exercise price per share of $2.48.

REGISTRATION RIGHTS

We entered into a registration rights agreement with the investors in the December Private Placement whereby we are required to file an initial registration statement on Form SB-2 (or another applicable registration form) with the SEC in order to register the resale of the common stock and warrants to purchase common stock issued in the December Private Placement. The registration statement is required to be filed within 45 days from December 14, 2007. The registration statement must then be declared effective no later than 150 calendar days (May 12, 2008) from the initial filing date.

We also agreed to register the conversion shares and shares underlying the warrants issued in connection with our previously issued Convertible Notes. The details of the registration rights of the Convertible Notes can be found in our September 30, 2007 10-QSB.

In the event we fail to file the initial registration statement within the 45 day period or, in the event that we fail to have the registration statement declared effective by the SEC by the dates described above, then we must pay certain liquidated damages.

ANTI-TAKEOVER PROVISIONS

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that may make it more difficult for a third party to acquire or may discourage acquisition bids for us. Our Board of Directors may, without action of our stockholders, issue authorized but unissued common stock and preferred stock. The issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The existence of unissued preferred stock may enable the Board of Directors, without further action by the stockholders, to issue such stock to persons friendly to current management or to issue such stock with terms that could render more difficult or discourage an attempt to obtain control of us, thereby protecting the continuity of our management. Our shares of preferred stock could therefore be issued quickly with terms that could delay, defer, or prevent a change in control of us, or make removal of management more difficult.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company's Amended and Restated Bylaws provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful.

The Company's Amended and Restated Articles of Incorporation further provides the following indemnifications:

(a) a director of the Corporation shall not be personally liable to the Corporation or to its shareholders for damages for breach of fiduciary duty as a director of the Corporation or to its shareholders for damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or to its shareholders; (ii) acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts revolving around any unlawful distribution or contribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If Nevada Law is hereafter amended to eliminate or limit further liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director shall be eliminated or limited to the fullest extent permitted under the provisions of Nevada Law as so amended. Any repeal or modification of the indemnification provided in these Articles shall not adversely affect any right or protection of a director of the Corporation under these Articles, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this limitation of liability, prior to such repeal or modification.

(b) the Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including, but not limited to attorney's fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual or entity of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent and that person's estate and personal representative to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

SELLING STOCKHOLDERS

The Selling Stockholders are offering a total of up to 9,693,840 shares of our common stock.  Certain of the Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act in connection with the sale of their Common Stock under this prospectus.

The column “Shares Owned After the Offering” gives effect to the sale of all the shares of Common Stock being offered by this prospectus. We agreed to register for resale shares of Common Stock by the Selling Stockholders listed below. The Selling Stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the Selling Stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the Selling Stockholders. The Selling Stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Common Stock being registered.

The Selling Stockholders may, from time to time, offer and sell any or all of their shares listed in this table. Because the Selling Stockholders are not obligated to sell their shares, or they may also acquire publicly traded shares of our common stock, or they may not exercise warrants relating to certain shares offered under this prospectus, we are unable to estimate how many shares they may beneficially own after this offering. For presentation of this table, however, we have estimated the percentage of our common stock beneficially owned after the offering based on assumptions that the Selling Stockholders exercise all warrants for shares included in this offering and sell all of the shares being offered by this Prospectus.

	No. of Shares owned prior to the	No. of Shares included in	Shares Owned After The Offering
Selling Stockholder	Offering (1)	Prospectus	Number	Percentage
Quercus Trust (2)	11,607,512	7,316,441	4,291,071	11.08%
Aurarian Capital Partners II, L.P. (3)	1,218,794	1,147,670	71,124	*
Aurarian Offshore, Ltd. (4)	580,604	557,128	23,476	*
James G. Speirs (5)	855,185	148,148	707,037	1.83%
Charles Schwab Custodian for the James G. Speirs SEP IRA (6)	222,222	222,222	0	0%
Merriman Curhan Ford (7)	23,731	23,731	0	0%
Seaside Capital II, LLC (8)	125,000	125,000	0	0%
James Gavin Speirs Custodian for the Mackensey Speirs IRA (10)	9,500	8,000	1,500	*
James Gavin Speirs Custodian for the Megan Speirs IRA (10)	9,500	8,000	1,500	*
Baxter Capital Management, LLC (9)	12,500	12,500	0	0%
Herbert C Pohlmann (8)	131,000	125,000	6,000	*

__________________
*  Indicates less than 1%

(1)  Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Exchange Act and generally includes voting or investment power with respect to securities.

(2) Includes 5,555,556 shares of common stock and 1,760,885 out of 5,555,556 warrants issued to them to purchase common stock at $2.90 per share issued in a private placement in December 2007 (in which Quercus paid $15,000,000 in cash consideration).  The closing price of the common stock on the date of the private placement final closing was $3.21 (December 14, 2007).  Each of David Gelbaum and Monica Chavez Gelbaum, acting alone, has voting and dispositive power over the shares beneficially owned by Quercus Trust. Other than the December 2007 Offering, the Company has had no relationship with the Quercus Trust. The address of Quercus Trust is 1835 Newport Blvd, A109-PMB 467, Costa Mesa, CA 92627, attn: David Gelbaum and Monica Chaves Gelbaum.

(3) Includes 464,276 shares of common stock issued upon the conversion of a convertible note, 673,200 shares issuable upon exercise of warrants to purchase common stock issued in connection with a senior secured convertible note offering in August 2007 (in which Aurarian Capital Partners II, L.P. paid $1,346,400 in cash consideration), and 10,194 shares issued for interest payments made in stock thereon. Jason Gold has voting and dispositive power over the shares beneficially owned by Aurarian Capital Partners II, L.P. Other than the August 2007 Offering, and December 2007 Offering, the Company has had no relationship with Aurarian Capital Partners II, L.P. within the last 3 years. The address for Aurarian Capital Partners II, L.P. is 712 Fifth Ave., 39th Fl, New York, NY 10019, attn: Jason Gold.

(4) Includes 225,379 shares of common stock issued upon the conversion of a convertible note, 326,800 shares issuable upon exercise of warrants to purchase common stock issued in connection with a senior secured convertible note offering in August 2007 (in which Aurarian Offshore, Ltd. paid $653,000 in cash consideration), and 4,949 shares issued for interest payments made in stock thereon.  Jason Gold has voting and dispositive power over the shares beneficially owned by Aurarian Offshore, Ltd. Other than the August 2007 Offering, and December 2007 Offering, the Company has had no relationship with Aurarian Offshore, Ltd. within the last 3 years. The address for Aurarian Offshore, Ltd. is 712 Fifth Ave., 39th Fl, New York, NY 10019, attn: Jason Gold.

(5) Includes 74,074 shares of common stock and 74,074 shares issuable upon exercise of warrants to purchase common stock issued in a private placement in December 2007 (in which Mr. Speirs paid $200,000 in cash consideration).  James G. Speirs has been an active investor in the Company since the Reverse Merger in July 2006. Mr. Speirs or accounts controlled by him have invested in the January 2007 Offering (amounting to $32,000), July 2007 Short-term Note Offering (amounting to $50,000), and the December 2007 Offering.  Other than these offerings, the Company has had no relationship with Mr. Speirs within the last 3 years. The address for James G. Speirs is 19 Flagstone, Trabuco Canyon, CA 92679.

(6) Includes 111,111 shares of common stock and 111,111 shares issuable upon exercise of warrants to purchase common stock issued in a private placement in December 2007 (in which Mr. Speirs paid $300,000 in cash consideration).  James G. Speirs has been an active investor in the Company since the Reverse Merger in July 2006. Mr. Speirs or accounts controlled by him have invested in the January 2007 Offering (amounting to $32,000), July 2007 Short-term Note Offering (amounting to $50,000), and the December 2007 Offering.  Other than these offerings, the Company has had no relationship with Mr. Speirs within the last 3 years. James G. Speirs has voting and dispositive power over the shares. The address for James G. Speirs is 19 Flagstone, Trabuco Canyon, CA 92679.

(7) 23,731 shares issuable upon exercise of warrants to purchase common stock issued as compensation to Merriman Curhan Ford, a Broker-Dealer registered with the SEC and member of FINRA, pursuant to a senior secured convertible note offering in August 2007.  On July 9, 2007 the Company retained Merriman Curhan Ford  & Co. as a non-exclusive financial advisor to the Company. The Company had presented at the Merriman Curhan Ford  & Co. investor conference May 2007.  D. Jonathan Merriman has voting and dispositive power over the shares beneficially owned by Merriman Curhan Ford.  Merriman Curhan Ford is an underwriter with respect to the shares they are offering for resale.  The address for Merriman Curhan Ford is 600 California Street, 9th Fl, San Francisco, CA 94108, attn: Christopher Aguilar, General Counsel. Other than these offerings, the Company has had no relationship with Merriman Curhan Ford within the last 3 years.

(8) Represents shares issued in a private offering in January 2007 (in which Seaside Capital II, LLC and Mr. Pohlmann each paid $250,000 in cash consideration).  William J. Ritger has voting and dispositive power over the shares beneficially owned by Seaside Capital II, LLC.  Other than the January 2007 Offering and the July 2007 Short-Term Note Offering (in which Seaside Capital II, LLC and Mr. Pohlmann each paid $125,000 in cash consideration), the Company had no relationship with Seaside Capital II, LLC or Herbert C Pohlmann.  The address for Seaside Capital II, LLC is 750 Ocean Royale Way, Suite 805, Juno Beach, FL 33408, attn: William J. Ritger, and for Herbert C Pohlmann is 1290 N. Ocean Drive, Palm Beach, FL 33480.

(9) Represents shares issued in a private offering in January 2007 (in which Baxter Capital Management, LLC paid $25,000 in consideration). Other than the January 2007 Offering and the July 2007 Offering (in which Baxter Capital Management, LLC paid $25,000 in cash consideration), the Company has had no relationship with Baxter Capital Management, LLC within the last 3 years, although on November 21, 2006, the Company entered into an agreement with a certain Consultant, PMG Capital (Paul Gozzo has voting and dispositive power over the shares beneficially owned by Baxter Capital Management, LLC and PMG Capital). Under the terms of the agreement the Company is to receive market capitalization and support services in exchange for the a monthly fee of $7,500, restricted stock totaling 150,000 shares, 200,000 warrants to buy stock at $5 for 5 years, and certain travel expenses.  The address for Baxter Capital Management, LLC is 113 Inner Harbor Way, Jupiter, FL 33477, attn: Paul Gozzo.

(10) Represents shares issued in a private offering to accounts controlled by Mr. Speirs in January 2007 (in which Mr. Speirs or accounts controlled by him invested a total of $32,000).  Other than the January 2007 Offering, July 2007 Short-term Note Offering (amounting to $50,000) and the December 2007 Offering, the Company has had no relationship with Mr. Speirs within the last 3 years.  James G. Speirs has voting and dispositive power over the shares.  The address for James G. Speirs is 19 Flagstone, Trabuco Canyon, CA 92679.

PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 9,693,840 shares (i) issued or (ii) to be issued upon the exercise of certain outstanding warrants, each held by certain Selling Stockholders.

The Selling Stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales after this registration statement becomes effective;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

To the extent permitted by law, the Selling Stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders that are broker-dealers are deemed to be underwriters. In addition, the other Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act .

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our Common Stock offered hereby will be paid by the selling stockholders.

Each of the Selling Stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any Selling Stockholder. We will file a supplement to this prospectus if a Selling Stockholder enters into a material arrangement with a broker-dealer for sale of Common Stock being registered. If the Selling Stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

The anti-manipulation rules of Regulation M under the Exchange Act, may apply to sales of our Common Stock and activities of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective September 14, 2006, we engaged McKennon, Wilson & Morgan LLP as our new independent accountants. There have been no disagreements on accounting and financial disclosures with our accountants.

LEGAL MATTERS

The validity of the Common Stock offered by this prospectus has been passed upon for us by Scott D. Olson, Esq., Coto de Caza, California.  Certain legal matters with respect to this offering will be passed upon for the Company by Seward & Kissel LLP, New York, New York.

EXPERTS

Our consolidated financial statements included in this prospectus as of December 31, 2007 and for the year then ended, the period from March 28, 2006 (Inception) through December 31, 2006 and for the period from March 28, 2006 (Inception) through December 31, 2007 (as indicated in their reports) have been audited by McKennon, Wilson & Morgan LLP, Irvine, California, an independent registered public accounting firm and are included herein in reliance upon the authority as experts in giving said reports.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the shares of Common Stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our Common Stock and us, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee or for free at the SEC’s website, www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1(800) SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with the requirements of the Exchange Act, file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheet as of December 31, 2007	F-2

Consolidated Statements of Operations for the year ended December 31, 2007, for the period from March 28, 2006 (Inception) to December 31, 2006 and for the period from March 28, 2006 (Inception) to December 31, 2007
F-3

Consolidated Statements of Stockholders Equity (Deficit) for the period from March 28, 2006 (Inception) to December 31, 2006, and for the year ended December 31, 2007	F-4

Consolidated Statements of Cash Flows for the year ended December 31, 2007, the period from March 28, 2006 (Inception) to December 31, 2006, and for the period from March 28, 2006 (Inception) to December 31, 2007
F-6

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of BlueFire Ethanol Fuels, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of BlueFire Ethanol Fuels, Inc. and subsidiary, a development-stage company, (the “Company”) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2007, the period from March 28, 2006 (“Inception”) to December 31, 2006, and for the period from Inception to December 31, 2007.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance  about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the  effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the  consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the  financial position of BlueFire Ethanol Fuels, Inc. and subsidiary, as of December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007, the period from Inception to  December 31, 2006, and the period from Inception to December 31, 2007, in conformity with accounting  principles generally accepted in the United States of America.

/s/ McKennon Wilson & Morgan LLP

Irvine, California
February 22, 2008

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED BALANCE SHEET

December 31, 2007
ASSETS

Current assets:
Cash and cash equivalents	$13,031,939
Accounts receivable	49,000
Prepaid expenses	16,542
Total current assets	13,097,481

Prepaid fees to related party	30,000
Property and equipment, net of accumulated depreciation of $406	151,007

Total assets	$13,278,488

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$382,679
Accrued liabilities	267,671
Total current liabilities	650,350

Commitments and contingencies (Note6)	-

Stockholders’ equity (deficit):
Preferred stock, no par value, 1,000,000 shares authorized; none issued and outstanding	-
Common stock, $0.001 par value; 100,000,000
shares authorized; 28,061,553 shares
issued and outstanding	28,061
Additional paid-in capital	28,431,992
Deficit accumulated during the development stage	(15,831,915)
Total stockholders’ equity	12,628,138

Total liabilities and stockholders’ equity	$13,278,488

See accompanying notes to consolidated financial statements

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,	From March 28, 2006 (Inception) Through December 31,	From March 28, 2006 (Inception) Through December 31,
	2007	2006	2007

Revenues	$49,000	$-	$49,000

Operating expenses:
Project development, including stock based compensation of $2,387,634, $2,500 and $2,390,134, respectively	4,930,739	466,002	5,396,741
General and administrative, including stock based compensation of $4,061,808, $112,311 and $4,174,119, respectively	5,595,125	1,083,195	6,678,320
Total operating expenses	10,525,864	1,549,197	12,075,061

Operating loss	(10,476,864)	(1,549,197)	(12,026,061)

Other income and (expense):
Other income	18,903	2,800	21,703
Financing related charge	(211,660)	-	(211,660)
Amortization of debt discount	(676,982)	-	(676,982)
Interest expense	(56,097)	-	(56,097)
Related party interest expense	(55,348)	(9,100)	(64,448)
Loss on extinguishment of debt	(2,818,370)	-	(2,818,370)

Net loss	$(14,276,418)	$(1,555,497)	$(15,831,915)

Basic and diluted loss per common share	$(0.65)	$(0.08)
Weighted average common shares outstanding, basic and diluted	21,848,126	19,711,225

See accompanying notes to consolidated financial statements

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Stockholders' Equity (Deficit)
Balance at March 28, 2006 (inception)	-	$-	$-	$-	$-
Issuance of founder’s share at $.001 per share	17,000,000	17,000			17,000
Common shares retained by Sucre Agricultural Corp., Shareholders	4,028,264	4,028	685,972	-	690,000
Costs associated with the acquisition of Sucre Agricultural Corp.			(3,550)		(3,550)
Common shares issued for services in November 2006 at $2.99 per share (Note 5)	37,500	38	111,962	-	112,000
Common shares issued for services in November 2006 at $3.35 per share (Note 5)	20,000	20	66,981	-	67,001
Common shares issued for services in December 2006 at $3.65 per share (Note 5)	20,000	20	72,980	-	73,000
Common shares issued for services in December 2006 at $3.65 per share (Note 5)	20,000	20	72,980	-	73,000
Estimated value of common shares at $3.99 per share and warrants at $2.90 issuable for services upon vesting in February 2007 (Note 5)	-	-	160,000	-	160,000
Share-based compensation related to options (Note 6)	-	-	114,811	-	114,811
Share-based compensation related to warrants (Note 6)	-	-	100,254	-	100,254
Net Loss	-	-	-	(1,555,497)	(1,555,497)
Balances at December 31, 2006	21,125,764	$21,126	$1,382,390	$(1,555,497)	$(151,981)

See accompanying notes to consolidated financial statements

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Development Stage	Stockholders' Equity (Deficit)
Balances at December 31, 2006	21,125,764	$21,126	$1,382,390	$(1,555,497)	$(151,981)
Common shares issued for cash in January 2007, at $2.00 per share to unrelated individuals, including costs associated with private placement of 6,250 common shares and $12,500 cash paid	284,750	285	755,875	-	756,160
Amortization of share based compensation related to employment agreement in January 2007 $3.99 per share	10,000	10	39,890	-	39,900
Common shares issued for services in February 2007 at $5.92 per share	37,500	38	138,837	-	138,875
Adjustment to record remaining value of warrants at $4.70 per share issued for services in February 2007	-	-	158,118	-	158,118
Common shares issued for services in March 2007 at $7.18 per share	37,500	37	269,213	-	269,250
Fair value of warrants at $6.11 for services vested in March 2007	-	-	305,307	-	305,307
Fair value of warrants at $5.40 for services vested in June 2007	-	-	269,839	-	269,839
Common shares issued for services in June 2007 at $6.25 per share	37,500	37	234,338	-	234,375
Share-based compensation related to employment agreement in February 2007 $5.50 per share	50,000	50	274,951	-	275,001
Common shares issued for services in August 2007 at $5.07 per share	13,000	13	65,901	-	65,914
Share-based compensation related to options	-	-	4,692,863	-	4,692,863
Fair value of warrants issued in August 2007 for debt placement services valued at $4.18 per share	-	-	107,459	-	107,459
Relative fair value of warrants associated with July 2007 convertible note agreement	-	-	332,255	-	332,255
Exercise of stock options in July 2007 at $2.00 per share	20,000	20	39,980	-	40,000
Relative fair value of warrants and beneficial conversion feature in connection with the $2,000,000 convertible note payable in August 2007	-	-	2,000,000	-	2,000,000
Stock issued in lieu of Interest payments on the senior secured convertible note at $4.48 and $2.96 per share in October and December 2007	15,143	15	55,569	-	55,584
Conversion of $2,000,000 note payable in August 2007 at $2.90 per share	689,655	689	1,999,311	-	2,000,000
Common shares issued for cash at $2.70 per share, December 2007, net of legal costs of $90,000 and placement agent cost of $1,050,000	5,740,741	5,741	14,354,259	-	14,360,000
Loss on extinguishment of debt in December 2007	-	-	955,637	-	955,637
Net loss	-	-	-	(14,276,418)	(14,276,418)
Balances at December 31, 2007	28,061,553	$28,061	$28,431,992	$(15,831,915)	$12,628,138

See accompanying notes to consolidated financial statements

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year ended December 31,	From March 28, 2006 (Inception) to December 31,	From March 28, 2006 (Inception) to December 31,
	2007	2006	2007

Cash flows from operating activities:
Net loss	$(14,276,418)	$(1,555,497)	$(15,831,915)
Adjustments to reconcile net loss to net cash used in operating activities:
Founders shares	-	17,000	17,000
Costs associated with purchase of Sucre Agricultural Corp	-	(3,550)	(3,550)
Interest expense on beneficial conversion feature of convertible notes	676,983	-	676,983
Loss on extinguishment of convertible debt	2,718,370	-	2,718,370
Common stock issued for interest on convertible notes	55,585	-	55,585
Discount on sale of stock associated with private placement	211,660	-	211,660
Share-based compensation	6,449,441	700,066	7,149,507
Depreciation	409	-	409
Changes in operating assets and liabilities:
Accounts receivable	(49,000)	-	(49,000)
Prepaid fees to related party	-	(30,000)	(30,000)
Prepaid expenses and other current assets	(16,542)	-	(16,542)
Accounts payable	315,729	66,949	382,678
Accrued liabilities	249,978	17,692	267,670
Accrued interest to related party	(9,100)	9,100	-
Net cash used in operating activities	(3,672,905)	(778,240)	(4,451,145)

Cash flows from investing activities:
Acquisition of property and equipment	(151,416)	-	(151,416)

Cash flows from financing activities:
Cash received in acquisition of Sucre Agricultural Corp.	-	690,000	690,000
Proceeds from sale of stock through private placement	544,500	-	544,500
Proceeds from exercise of stock options	40,000	-	40,000
Proceeds from issuance of common stock	14,360,000	-	14,360,000
Proceeds from convertible notes payable	2,500,000	-	2,500,000
Repayment of notes payable	(500,000)	-	(500,000)
Proceeds from related party notes payable	25,000	91,000	116,000
Repayment of related party notes payable	(116,000)	-	(116,000)
Net cash provided by financing activities	16,853,500	781,000	17,634,500

Net increase in cash and cash equivalents	13,029,179	2,760	13,031,939

Cash and cash equivalents beginning of period	2,760	-	-
Cash and cash equivalents end of period	$13,031,939	$2,760	$13,031,939

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$56,375	$-	$56,375
Income taxes	$800	$800	$800
Supplement schedule of noncash investing and financing activities:
Conversion of senior secured convertible notes payable	$2,000,000	$-	$2,000,000
Interest converted to common stock	$55,569	$-	$55,569
Fair value of warrents issued to placement agents	$725,591	$-	$725,591

See accompanying notes to consolidated financial statements

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BUSINESS

BlueFire Ethanol, Inc. (“BlueFire”) was incorporated in the state of Nevada on March 28, 2006 (“Inception”). BlueFire was established to deploy the commercially ready and patented process for the conversion of cellulosic waste materials to ethanol (“Arkenol Technology”) under a technology license agreement with Arkenol, Inc. (“Arkenol”). BlueFire’s use of the Arkenol Technology positions it as a cellulose-to-ethanol company with demonstrated production of ethanol from urban trash (post-sorted “MSW”), rice and wheat straws, wood waste and other agricultural residues. The Company’s goal is to develop and operate high-value carbohydrate-based transportation fuel production facilities in North America, and to provide professional services to such facilities worldwide. These “biorefineries” will convert widely available, inexpensive, organic materials such as agricultural residues, high-content biomass crops, wood residues, and cellulose from MSW into ethanol.

BlueFire’s business will encompass development activities leading to the construction and long-term operation of production facilities. BlueFire is currently in the development stage of deploying project opportunities for converting cellulose fractions of municipal solid waste and other opportunistic feedstock into ethanol fuels. The Company entered into an Asset Transfer and Acquisition Agreement with ARK Energy, Inc. (“ARK Energy”). Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on 19 project opportunities, that management estimates is worth approximately $16,000,000, which may be used by BlueFire to accelerate its deployment of the Arkenol technology.

On June 27, 2006, BlueFire completed a reverse acquisition of Sucre Agricultural Corp. (“Sucre”), a Delaware corporation. At the time of acquisition, Sucre had no operations, revenues or liabilities. The only asset possessed by Sucre was $690,000 in cash which was included in the acquisition. Sucre was considered a blank-check company prior to the acquisition. In connection with the acquisition Sucre issued BlueFire 17,000,000 shares of common stock, approximately 85% of the outstanding common stock of Sucre, for all the issued and outstanding BlueFire common stock. The Sucre stockholders retained 4,028,264 shares of Sucre common stock.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Managements’ Plans

The Company is a development-stage company which has incurred losses since inception. Management has funded operations primarily through proceeds received in connection with the reverse merger, loans from its majority shareholder, the private placement of the Company’s common stock in January 2007, the issuance of convertible notes with warrants in July and in August 2007 and from the sale of the Company’s common stock in December 2007. The Company may encounter difficulties in establishing these operations due to the time frame of developing, constructing and ultimately operating the planned bio-refinery projects.

As of December 31, 2007, the Company has working capital of approximately $12,450,000. In December 2007, the Company obtained net proceeds of approximately $14,500,000 from the issuance of its common stock.  The proceeds received are expected to be used in operations, and in funding plant design and development costs.  Management has estimated that cash operating expenses for the next twelve months will approximate roughly $2,400,000, excluding engineering costs related to the development of bio-refinery projects.  Although the costs of construction is not readily determinable, the Company estimates the cost to be approximately $30 million for its first plant. The Company is currently in discussions with potential sources of financing for this facility but no definitive agreements are in place.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in Reporting Entity

The acquisition of Sucre Agricultural Corp. by BlueFire Ethanol, Inc., as discussed in Note 1, was accounted for as a reverse acquisition, whereby the assets and liabilities of BlueFire are reported at their historical cost since the entities are under common control immediately after the acquisition in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.” The assets and liabilities of Sucre, which were not significant, were recorded at fair value on June 27, 2006, the date of the acquisition. No goodwill was recorded in connection with the reverse acquisition since Sucre had no business. The reverse acquisition resulted in a change in the reporting entity of Sucre, for accounting and reporting purposes. Accordingly, the financial statements herein reflect the operations of BlueFire from Inception and Sucre from June 27, 2006, the date of acquisition, through December 31, 2006. The 4,028,264 shares retained by the stockholders of Sucre have been recorded on the date of acquisition of June 27, 2006.

Principles of Consolidation

The consolidated financial statements include the accounts of BlueFire Ethanol Fuels, Inc., and its wholly-owned subsidiary BlueFire Ethanol, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates include the fair value of options and warrants issued during the reporting period. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains cash balances at several financial institutions located in Southern California. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

Accounts Receivable

Accounts receivable are reported net of allowance for expected losses.  It represents the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are charged to operations in the year in which those differences are determined, with an offsetting entry to a valuation allowance.

Depreciation

The Company’s fixed assets are depreciated using primarily the straight-line method over a period ranging from one to five years.

Revenue Recognition

The Company is currently a developmental-stage company. The Company recognizes revenues from 1) consulting services rendered to potential sublicensees for development and construction of cellulose to ethanol projects, and 2) will recognize sales of ethanol from its production facilities when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Project Development

Project development costs are either expensed or capitalized. The costs of materials and equipment that will be acquired or constructed for project development activities, and that have alternative future uses, both in project development, marketing or sales, will be classified as property and equipment and depreciated over their estimated useful lives. To date, project development costs include the research and development expenses related to the Company’s future cellulose-to-ethanol production facilities.  During the year ended December 31, 2007, for the period from March 28, 2006 (Inception) to December 31, 2006, and for the period from March 28, 2006 (Inception) to December 31, 2007 research and development costs included in Project Development were approximately $2,543,000 , $464 ,000 and $3,084,000 respectively.

Convertible Debt

Convertible debt is accounted for under the guidelines established by APB Opinion No. 14 “Accounting for Convertible Debt and Debt issued with Stock Purchase Warrants”  under the direction of Emerging Issues Task Force (“EITF”) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, (“EITF 98-5”) EITF 00-27 Application of Issue No 98-5 to Certain Convertible Instruments (“EITF 00-27”), and EITF 05-8 Income Tax Consequences of Issuing Convertible Debt with Beneficial Conversion Features. The Company records a beneficial conversion feature (BCF) related to the issuance of convertible debt that have conversion features at fixed or adjustable rates that are in-the-money when issued and records the fair value of warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to paid-in-capital. The Company calculates the fair value of warrants issued with the convertible instruments using the Black-Scholes valuation method, using the same assumptions used for valuing employee options for purposes of SFAS No. 123R, except that the contractual life of the warrant is used. Under these guidelines, the Company allocates the value of the proceeds received from a convertible debt transaction between the conversion feature and any other detachable instruments (such as warrants) on a relative fair value basis. The allocated fair value is recorded as a debt discount or premium and is amortized over the expected term of the convertible debt to interest expense. For a conversion price change of a convertible debt issue, the additional intrinsic value of the debt conversion feature, calculated as the number of additional shares issuable due to a conversion price change multiplied by the previous conversion price, is recorded as additional debt discount and amortized over the remaining life of the debt.

The Company accounts for modifications of its Embedded Conversion Features (“ECF’s”) in accordance with EITF” 06- 6”) .  EITF 06-6 requires the modification of a convertible debt instrument that changes the fair value of an embedded conversion feature and the subsequent recognition of interest expense or the associated debt instrument when the modification does not result in a debt extinguishment pursuant to EITF 96-19.”Debtor’s Accounting for a Modification or Exchange of Debt Instruments” (“EITF 96-16”).

Equity Instruments Issued with Registration Rights Agreement

The Company accounts for these penalties as contingent liabilities, applying the accounting guidance of SFAS No. 5, “Accounting for Contingencies”. This accounting is consistent with views established by FASB Staff Positions FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which was issued December 21, 2006. Accordingly, the Company recognizes damages when it becomes probable that they will be incurred and amounts are reasonably estimable.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In connection with the issuance of common stock for gross proceeds of $15,500,000 in December  2007 and the $2,000,000 convertible note financing in August 2007, the Company was required to file a registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the common stock under the Securities Act.  The Company filed that registration statement on December 18, 2007 and is required under the registration rights agreement to have that registration statement declared effective by the Securities and Exchange Commission (“SEC”) by May 12, 2008 and March 18, 2008, respectively. In the event the registration statement is not declared effective by these date, the Company will be required to pay liquidated damages equal to 1% per 30 day period equal to the purchase price paid by the investors. As of December 31, 2007, the Company does not believe that damages are probable and thus no amounts have been accrued in the accompanying consolidated financial statements.

Income Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109 “Accounting for Income Taxes.” SFAS No. 109 requires the Company to provide a net deferred tax asset/liability equal to the expected future tax benefit/expense of temporary reporting differences between book and tax accounting methods and any available operating loss or tax credit carry forwards.

In July 2006, the FASB issued Interpretation No. (“FIN”) 48, “ Accounting for Uncertainty in Income Taxes ”. This Interpretation sets forth a recognition threshold and valuation method to recognize and measure an income tax position taken, or expected to be taken, in a tax return. The evaluation is based on a two-step approach. The first step requires an entity to evaluate whether the tax position would “more likely than not,” based upon its technical merits, be sustained upon examination by the appropriate taxing authority. The second step requires the tax position to be measured at the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement. In addition, previously recognized benefits from tax positions that no longer meet the new criteria would no longer be recognized. The application of this Interpretation will be considered a change in accounting principle with the cumulative effect of the change recorded to the opening balance of retained earnings in the period of adoption. This Interpretation was effective for the Company on January 1, 2007. Adoption of this new standard did not have a material impact on our financial position, results of operations or cash flows.

Fair Value of Financial Instruments

The financial instruments consist of cash, accounts receivable and accounts payable. The fair value of the financial instruments approximates the carrying value at December 31, 2007.

Risks and Uncertainties

The Company’s operations are subject to new innovations in product design and function. Significant technical changes can have an adverse effect on product lives. Design and development of new products are important elements to achieve and maintain profitability in the Company’s industry segment. The Company may be subject to federal, state and local environmental laws and regulations. The Company does not anticipate expenditures to comply with such laws and does not believe that regulations will have a material impact on the Company’s financial position, results of operations, or liquidity. The Company believes that its operations comply, in all material respects, with applicable federal, state, and local environmental laws and regulations.

Concentrations of Credit Risk

The Company maintains its cash accounts in a commercial bank and in an institutional money-market fund account. The total cash balances held in a commercial bank are secured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000. At times, the Company has cash deposits in excess of federally insured limits. In addition, the Institutional Funds Account is insured through the Securities Investor Protection Corporation (“SIPC”) up to $100,000. At times, the Company has cash deposits in excess of federally and institutional insured limits.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statement of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants, and other convertible securities. For the year ended December 31, 2007 and for the period from March 28, 2006 (Inception) to December 31, 2006, the Company had approximately 3,287,000 and 1,990,000 options and 7,387,000 and 200,000 warrants, respectively, to purchase shares of common stock that were excluded from the calculation of diluted loss per share as their effects would have been anti-dilutive.

Debt Issuance Costs

Debt issuance costs represent costs incurred related to the Company’s senior secured convertible note payable. These costs were amortized over the term of the note using the effective interest method and expensed upon conversion of senior secured convertible note (Note 5).

Share-Based Payments

The Company accounts for stock options issued to employees and consultants under SFAS No. 123(R), “Share-Based Payment”. Under SFAS 123(R), share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period.

The Company measures compensation expense for its non-employee stock-based compensation under EITF No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements,” to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. It clarifies the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain measurements on earnings for the period. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and is applied on a prospective basis. On February 6, 2008, the FASB announced it will issue a FASB Staff Position (FSP) to allow a one-year deferral of adoption of SFAS 157 for nonfinancial assets and nonfinancial liabilities that are recognized at fair value on a nonrecurring basis. The FSP will also amend SFAS 157 to exclude SFAS 13, “Accounting for Leases,” and its related interpretive accounting pronouncements. The FSP is expected to be issued in the near future. The Company is currently assessing the impact of SFAS 157 on its consolidated financial position, results of operations or cash flows.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which is an elective, irrevocable election to measure eligible financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. The election may only be applied at specified election dates and to instruments in their entirety rather than to portions of instruments. Upon initial election, the entity reports the difference between the instruments’ carrying value and their fair value as a cumulative-effect adjustment to the opening balance of retained earnings. At each subsequent reporting date, an entity reports in earnings, unrealized gains and losses on items for which the fair value option has been elected. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and is applied on a prospective basis. Early adoption of SFAS 159 is permitted provided the entity also elects to adopt the provisions of SFAS 157 as of the early adoption date selected for SFAS 159. The Company is currently evaluating the provisions of SFAS 159 at this time.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. SFAS141(R) also requires that all assets, liabilities, contingent considerations, and contingencies of an acquired business be recorded at fair value at the acquisition date. In addition, SFAS 141(R) requires that acquisition costs generally be expensed as incurred, restructuring costs generally be expensed in periods subsequent to the acquisition date, changes in accounting for deferred tax asset valuation allowances be expensed after the measurement period, and acquired income tax uncertainties be expensed after the measurement period. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 with early adoption prohibited. The Company is currently assessing the impact of SFAS 157 on its consolidated financial position, results of operations or cash flows.

NOTE 3 – DEVELOPMENT CONTRACTS

Department of Energy Award 1

In February 2007, the Company was awarded a grant for up to $40 million from the U.S. Department of Energy’s (“DOE”) cellulosic ethanol grant program to develop a solid waste bio-refinery project at a landfill in Southern California.

During October 2007, the Company finalized Award 1 for a total approved budget of just under $10,000,000 with the DOE. This award is a 60%/40% cost share, whereby 40% of approve costs may be reimbursed by the DOE pursuant to the total $40 million award announced in February 2007. As of December 31, 2007, the Company has not recorded a receivable related to the DOE contract as it cannot be readily estimated due to the uncertainty of the allowable reimbursables and the reimbursable period.

California Energy Commission

In March 2007, the Company was selected to receive an award of approximately $1,000,000 in funding from the California Energy Commission (“CEC”). After careful review and consideration of the CEC Grant Agreement, in January 2008, the Company determined it would be to the best interest of its shareholders to decline the acceptance of the grant. The terms under which the Company would have received the grant come at a premium and clouds otherwise clear ownership structures of the Company’s technology and its commercial projects.  When compared to other available funding sources this presents difficulties to the Company’s ongoing fund raising activities with private parties. Thus, the Company believes it would not be the best interest of their shareholders to execute the agreement.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – PROPERTY AND EQUIPMENT

Property and Equipment consist of the following:

December 31, 2007
Land	$109,108
Furniture and fixtures	35,629
Office equipment	6,676
151,413
Accumulated depreciation	(406)
$151,007

Purchase of Lancaster Land

On November 9 2007, the Company purchased approximately 10 acres of land in Lancaster, California for approximately $109,000, including certain site surveying and other acquisition costs. The Company intends to use the land for the construction of their first pilot refinery plant.

NOTE 5 – NOTES PAYABLE

Convertible Notes Payable

On July 13, 2007, the Company issued several convertible notes aggregating a total of $500,000 with eight accredited investors including $25,000 from the Company’s Chief Financial Officer.  Under the terms of the notes, the Company is to repay any principal balance and interest, at 10% per annum within 120 days of the note.  The holders also receive warrants to purchase common stock at $5.00 per share. The warrants vest immediately and expire in five years. The total warrants issued pursuant to this transaction were 200,000 on a pro-rata basis to investors. The convertible promissory notes are only convertible into shares of the Company’s common stock in the event of a default. The conversion price is determined based on one third of the average of the last-trade prices of the Company’s common stock for the ten trading days preceding the default date.

The fair value of the warrants was $990,367 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 113%, risk-free interest rate of 4.94%, dividend yield of 0%, and a term of five years.

The proceeds were allocated between the convertible notes payable and the warrants issued to the convertible  note holders based on their relative fair values and resulted in $167,744 being allocated to the convertible notes and $332,256 allocated to the warrants. The amount allocated to the warrants resulted in a discount to the convertible notes.  The Company is amortizing the discount over the term of the convertible notes. During the year ended December 31, 2007, the Company amortized $332,256 of the discount to interest expense.

In accordance with EITF 98-05 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, the Company calculated the value of the beneficial conversion feature to be approximately $332,000 of which $167,744 was allocated to the convertible notes. However, since the convertible notes are only convertible upon a contingent event, the value will not be recorded until such event is triggered.

On November 7, 2007, the Company re-paid the 10% convertible promissory notes totaling approximately $516,000 including interest of approximately $16,000.  This included approximately $800 of accrued interest to the Company’s Chief Financial Officer.

Senior Secured Convertible Notes Payable

On August 21, 2007, the Company issued senior secured convertible notes aggregating a total of $2,000,000 with two institutional accredited investors.  Under the terms of the notes, the Company is to repay any principal balance and interest, at 8% per annum, due August 21, 2009. On a quarterly basis, the Company has the option to pay interest due in cash or in stock.  The senior secured convertible notes were secured by substantially all of the Company’s assets. The total warrants issued pursuant to this transaction were 1,000,000 on a pro-rata basis to investors. These include class A warrants to purchase 500,000 common stock at $5.48 per share and class B warrants to purchase an additional 500,000 shares of common stock at $6.32 per share. The warrants vested immediately and expire in three years. The senior secured convertible note holders have the option to convert the note into shares of the Company’s common stock at $4.21 per share at any time prior to maturity. If, before maturity, the Company consummates a Financing of at least $10,000,000 then the principal and accrued unpaid interest of the senior secured convertible notes shall be automatically converted into shares of the Company’s common stock at $4.21 per share.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the warrants was approximately $3,500,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of three years.  The proceeds were allocated between the senior secured convertible notes and the warrants issued to the convertible note holders based on their relative fair values and resulted in $728,571 being allocated to the senior secured convertible promissory notes and $1,279,429 allocated to the warrants. The resulting discount was to be amortized over the life of the notes.

In accordance with EITF 98-05 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, as amended by EITF 00-27, the Company calculated the value of the beneficial conversion feature to be approximately $1,679,000 of which approximately $728,000 was allocated to the beneficial conversion feature resulting in 100% discount to the convertible promissory notes. During the year ended December 31, 2007, the Company amortized approximately $312,000 of the discount related to the warrants and beneficial conversion feature to interest expense and $1,688,000 to loss on extinguishment, see below for discussion.

In addition, the Company entered into a registration rights agreement with the holders of the senior secured convertible notes agreement whereby the Company is required to file an initial registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the maximum amount of common stock underlying the secured convertible notes within 120 days of the Exchange Agreement (December 19, 2007).  The registration statement was filed with the SEC on December 19, 2007.  The registration statement must then be declared effective no later than 90 calendar days (March 18, 2008), in the event of a full or no review by the Securities and Exchange Commission, days from the initial filing date.

In the event that the Company fails to have the registration statement declared effective by the SEC by the dates described above, or fails to maintain on the registration statement the effectiveness of the registration statement thereafter, then the Company must pay the Holders an amount equal to 2% of the aggregate purchase price paid by each Holder, for each month the registration statement remains uncured.  Liquidated damages cannot exceed 15% of the face amount of the senior secured convertible notes.  No accrual has been made to the accompanying financial statements as management does not believe that such damages are probable of being incurred.

Modification of Conversion Price and Warrant Exercise Price on Senior Secured Convertible Note Payable

On December 3, 2007, the Company modified the conversion price into common stock on its outstanding senior secured convertible notes from $4.21 to $2.90 per share. The Company also modified the exercise price of the Class A and B warrants issued with convertible notes from $5.48 and $6.32, respectively, to $2.90 per share.

In accordance with EITF 96-19 and EITF 06-6, the Company recorded an extinguishment loss of approximately $2,818,000 for the modification of the conversion price as the fair value of the conversion price immediately before and after the modification was greater than 10% of the carrying amount of the original debt instrument immediately prior to the modification.  The loss on extinguishment was determined based on the difference between the fair value of the new instruments issued and the previous carrying value of the convertible debt at the date of extinguishment. Upon modification, the carrying amount of the senior secured convertible notes payable of $2,000,000 and accrued interest of approximately $33,000 was converted into a total of 700,922 shares of common stock at $2.90 and $2.96 per share, respectively.  Prior to the modification, during the quarter ended September 30, 3007, the Company satisfied its interest obligation of approximately $20,000 by issuing 3,876 shares of the Company’s common stock at $4.48 per share in lieu of cash.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The extinguishment loss and non-cash interest expense for the warrants was determined using the Black-Scholes option pricing model using the following assumptions: volatility of 122.9%, expected life of 4.72 years, risk free interest rate of 3.28%, market price per share of $3.26, and no dividends.

Debt Issuance Costs

Debt issuance fees and expenses of approximately $207,000 have been incurred in connection with the senior secured convertible note. These fees consist of a cash payment of $100,000 and the issuance of warrants to purchase 23,731 shares of common stock. The warrants have an exercise price of $5.45, vest immediately and expire in five years. The warrants were valued at approximately $107,000 as determined by the Black-Scholes option pricing model using the following weighted-average assumptions: volatility of 118%, risk-free interest rate of 4.05%, dividend yield of 0% and a term of five years. These costs were amortized over the term of the note using the effective interest method and expensed upon conversion of senior secured convertible note.  During the year ended December 31, 2007, the Company amortized approximately $32,000 of the debt issuance costs to interest expense and approximately $175,000 to loss on extinguishment, see above for further discussion.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Employment Agreements

On June 27, 2006, the Company entered into employment agreements with three key employees. The employment agreements are for a period of three years, with prescribed percentage increases beginning in 2007 and can be cancelled upon a written notice by either employee or employer (if certain employee acts of misconduct are committed). The total aggregate annual amount due under the employment agreements is approximately $520,000 per year.

Board of Director Arrangements

On July 7, 2007, the Company entered into an agreement with two Directors to serve on the Company’s Board.  Under the terms of the agreement the individuals will receive annual compensation in the amount of $5,000 and a one-time grant of 5,000 shares of the Company’s common stock.  In addition, the Company renewed three of its existing Directors appointment, issued 1,000 shares to each and paid $5,000 to the one outside member.  Pursuant to the Board of Director agreements, the Company’s “in-house” board members (CEO and Vice-President) waived their annual cash compensation of $5,000.  The value of the common stock granted was determined to be approximately $66,000 based on the fair market value of the Company’s common stock of $5.07 on the date of the grant.  During the year ended December 31, 2007, the Company expensed approximately $81,000 related to the agreements.

On June 27, 2006, the Company entered into an agreement with four individuals to join the Company’s board of directors. Under the terms of the agreement the individuals will receive annual compensation in the amount of $5,000 and received a one-time grant of 5,000 shares of the Company’s common stock.  The value of the common stock granted was determined to be approximately $67,000 based on the estimated fair market value of the Company’s common stock over a reasonable period of time near the date of grant.   During the year ended December 31, 2006, the Company expensed approximately $87,000 related to the agreements.

Investor Relations Agreements

On November 9, 2006, the Company entered into an agreement with a consultant. Under the terms of the agreement, the Company is to receive investor relations and support services in exchange for a monthly fee of $7,500, 150,000 shares of common stock, warrants to purchase 200,000 shares of common stock at $5.00 per share, expiring in five years, and the reimbursement of certain travel expenses. The common stock and warrants vested in equal amounts on November 9, 2006, February 1, 2007, April 1, 2007 and June 1, 2007. The Company accounted for the agreement under the provisions of EITF 96-18.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2006, the consultant was vested in 37,500 shares of common stock.  The shares were valued at $112,000 based upon the closing market price of the Company’s common stock on the vesting date. The warrants were valued on the vesting date at $100,254 based on the Black-Scholes option pricing model using the following assumptions: volatility of 88%, expected life of five years, risk free interest rate of 4.75% and no dividends. The value of the common stock and warrants was recorded in general and administrative expense on the accompanying statement of operations.

The Company revalued the shares on February 1, 2007, vesting date, and recorded an additional adjustment of $138,875. On of February 1, 2007 the warrants were revalued at $4.70 per share based on the Black-Scholes option pricing method using the following assumptions: volatility of 102%, expected life of five years, risk free interest rate of 4.96% and no dividends. The Company recorded an additional expense of $158,118 related to these vested warrants.

On March 31, 2007, the fair value of the vested common stock issuable under the contract based on the closing market price of the Company’s common stock was $7.18 per share and thus expensed $269,250. As of March 31, 2007, the Company estimated the fair value of the vested warrants issuable under the contract to be $6.11 per share. The warrants were valued on March 31, 2007 based on the Black-Scholes option pricing model using the following assumptions: volatility of 114%, expected life of five years, risk free interest rate of 4.58% and no dividends. The Company recorded an additional estimated expense of approximately $305,000 related to the remaining unvested warrants.

The Company revalued the shares on June 1, 2007, vesting date, and recorded an additional adjustment of $234,375. On of June 1, 2007 the warrants were revalued at $5.40 per share based on the Black-Scholes option pricing method using the following assumptions: volatility of 129%, expected life of four and a half years, risk free interest rate of 4.97% and no dividends. The Company recorded an additional expense of $269,839 related to these vested warrants during the three months ended June 30, 2007.

During the year ended December 31, 2007, total compensation expense related to the common stock and warrants was $642,500 and $733,264, respectively.

On December 18, 2006, the Company entered into a consulting agreement with two individuals.  Each consultant shall support the strategic, financial and market objectives of the Company.  Under the terms of the agreement each consultants received 20,000 restricted shares of the Company’s common stock.  The value of each of the individuals common stock was determined to be approximately $73,000 based on the closing market price of the Company’s common stock on the date of the agreement and was expensed to general and administrative expenses on the accompanying statement of operations. The shares vested immediately and are not at risk for forfeiture.

Professional Services Agreement

On February 26, 2007, the Company entered into an agreement with an engineering firm, whereby the engineering firm will prepare a design basis for a pilot facility comprising a capacity of 2.5 to 9 million gallons per year as specified by the Company, incorporating cellulosic ethanol process technology and the Arkenol Technology. As of December 31, 2007, the Company has incurred total costs of $970,000 of which all were expensed under project development on the accompanying statement of operations.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 -STOCKHOLDERS’ EQUITY

Founders Shares

In March 2006, upon incorporation BlueFire Ethanol, Inc. issued 10,000 shares of $1.00 par value common stock to various individuals. The shares were recorded at their par value of $10,000 and expensed. In connection with the reverse acquisition, as discussed in Note 2, these individuals received an aggregate of 17,000,000 shares of Sucre’s common stock with a par value of $0.001 per share. At the time of the transaction, BlueFire Ethanol, Inc. did not have sufficient paid-in capital to reclass the additional par value of the common shares to common stock, thus the Company expensed an additional $7,000 during the period from March 28, 2006 (Inception) to December 31, 2006. The amounts were recorded as general and administrative expense on the accompanying statement of operations for the period from March 28, 2006 (Inception) to December 31, 2006..

Acquisition Costs

In connection with the acquisition of Sucre, the Company incurred legal costs of $3,550. The costs have been treated as a reduction of additional paid-in capital during the period from March 28, 2006 (Inception) to December 31, 2006.

Financing Prior to Reverse Acquisition .

Prior to the reverse acquisition, Sucre entered into an agreement with an investor for the sale of 3,000,000 shares of the Sucre’s common stock for gross proceeds of $1,000,000. The previous management of Sucre erroneously issued 4,000,000 shares of Sucre’s common stock to the investor. To date, the excess shares of 1,000,000 have not been returned to the transfer agent. The Company has demanded the return of the 1,000,000 and is actively pursuing every possible channel to get the shares returned. Since the Company cannot predict the ultimate outcome, the 1,000,000 shares have been accounted for as outstanding and included in the common shares retained by Sucre shareholders. At the time of the reverse acquisition, Sucre had $690,000 in cash as reflected in the accompanying statements of stockholders deficit.

Amended and Restated 2006 Incentive and Nonstatutory Stock Option Plan

On December 14, 2006, the Company established the 2006 incentive and nonstatutory stock option plan (the “Plan”). The Plan is intended to further the growth and financial success of the Company by providing additional incentives to selected employees, directors, and consultants. Stock options granted under the Plan may be either “Incentive Stock Options,” or “Nonstatutory Options” at the discretion of the Board of Directors. The total number of shares of Stock which may be purchased through exercise of Options granted under this Plan shall not exceed ten million (10,000,000) shares, they become exercisable over a period of no longer than five (5) years and no less than 20% of the shares covered thereby shall become exercisable annually.

On October 16, 2007, the Board reviewed the Plan.  As such, it determined that the Plan was to be used as a comprehensive equity incentive program for which the Board serves as the Plan administrator; and therefore added the ability to grant restricted stock awards under the Plan.

Under the amended and restated Plan, an eligible person in the Plan may acquire a proprietary interest in the Company in the form of shares or an option to purchase shares of the Company’s common stock. The amendment includes certain previously granted restricted stock awards as having been issued under the amended and restated Plan. As of December 31, 2007, 3,307,159 options and 113,000 shares have been issued under the plan. As of December 31, 2007, 6,559,841 shares are still issuable under the Plan.

On December 14, 2006, the Company granted options to purchase 1,990,000 shares of common stock to various employees and consultants having a $2.00 exercise price. The value of the options granted was determined to be approximately $4,900,000 based on the Black-Scholes option pricing model using the following assumptions: volatility of 99%, expected life of five years, risk free interest rate of 4.73%, market price per share of $3.05, and no dividends. The Company is currently expensing the value of the common stock over the vesting period of two years for the employees under SFAS 123 (R). For non-employees the Company is revaluing the fair market value of the options at each reporting period under the provisions of EITF 96-18.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On December 20, 2007, the Company granted options to purchase 1,038,750 shares of the Company’s common stock to various employees and consultants having an exercise price of $3.20 per share. In addition, on the same date, the Company granted its President and Chief Executive Officer 250,000 and 28,409 options to purchase shares of the Company’s common stock having an exercise price of $3.20 and $3.52, respectively.  The aggregate value of the options granted on this date was determined to be approximately $3,482,000 based on the Black-Scholes option pricing model using the following assumptions: volatility of 122.9%, expected life of five years, risk free interest rate of 3.09%, market price per share of $3.20, and no dividends. Of the total 1,317,159 options granted on December 20, 2007, 739,659 vested immediately 27,500 issued to consultants vest monthly over a one year period, and 550,000 of the options vest contingent upon two future events.  In connection with the initial options, the Company expensed approximately $2,082,000.  Management’s belief is that the event is probable to occur and is within their control, and thus accounted for the remaining vesting under SFAS 123(R) by straight-lining the remaining compensation through the expected date on which the future event is to occur.  Management believes that future date will be June 30, 2008. The Company accounts for the stock options to consultants under the provisions of EITF 96-18.

In accordance with EITF 96-18, as of December 31, 2007, the options awarded to consultants under the 2006 stock option grant were re-valued using the Black-Scholes option pricing model with the following assumptions: volatility of 124%, remaining expected life of four years, risk free interest rate of 3.05% and no dividends.

In accordance with EITF 96-18, as of December 31, 2007, the options awarded to consultants under the 2007 stock option grant were re-valued using the Black-Scholes option pricing model with the following assumptions: volatility of 124.0%, expected life of five years, risk free interest rate of 3.05% and no dividends.

In connection with the Company’s 2007 and 2006 stock option awards, during the year ended December 31, 2007 and for the period from March 28, 2006 (Inception) to December 31, 2006, the Company amortized stock-based compensation, including consultants, of approximately $2,452,000 and $112,000 to general and administrative expenses and $2,287,000 and $2,500 to project development expenses, respectively. Related to these the 2007 and 2006 options awards, the Company will record estimated future compensation expense of approximately $3,721,000 during the year ending December 31, 2008.

A summary of the status of the stock option grants under the Plan as of the year ended December 31, 2007 and changes during this period is presented as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding January 1, 2007	1,990,000	$2.00
Granted during the year	1,317,159	3.21
Exercised during the year	(20,000	2.00
Outstanding December 31, 2007	3,287,159	$2.48	4.40	$4,162,847
Options exercisable at December 31, 2007	1,724,659	$2.52	4.43	$2,121,472
Options expected to vest at December 31, 2007	3,287,159	$2.48	4.40	$4,162,847

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total amount of cash received from the exercise of stock options and the total intrinsic value of options exercised during the year ended December 31, 2007, was $40,000 and $35,000, respectively.

Private Offerings of Common Stock

On January 5, 2007, the Company completed a private offering of its stock, and entered into subscription agreements with four accredited investors.  In this offering, the Company sold an aggregate of 278,500 shares of the Company’s common stock at a price of $2.00 per share for total proceeds of $557,000.  The shares of common stock were offered and sold to the investors in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933. In addition, the Company paid $12,500 in cash and issued 6,250 shares of their common stock as a finder’s fee.

On December 3, 2007 and December 14, 2007, the Company issued an aggregate of 5,740,741 shares of common stock at $2.70 per share and issued warrants to purchase 5,740,741 shares of common stock for gross proceeds of $15,500,000.  The warrants have an exercise price of $2.90 per share and expire five years from the date of issuance.

The value of the warrants was determined to be approximately $15,968,455 based on the Black-Scholes option pricing model using the following assumptions: volatility of 122.9%, expected life of five (5) years, risk free interest rate of 3.28%, market price per share of $3.26, and no dividends.   The relative fair value of the warrants did not have an impact on the financial statements as they were issued in connection with a capital raise and recorded as additional paid-in capital.

The warrants are subject to “full-ratchet” anti-dilution protection in the event the Company (other than excluded issuances, as defined) issues  any additional shares of stock, stock options, warrants or any securities exchangeable into common stock at a price of less than $2.90 per share. If the Company issues securities for less $2.90 per share then the exercise price for the warrants shall be adjusted to equal to the lower price.

In connection with the capital raise, the Company paid $1,050,000 to placement agents, $90,000 in legal fees and issued warrants for the purchase of 222,222 shares of common stock. The warrants were valued at $618,133 based on the Black-Scholes assumptions above as recorded as as a cost of the capital raised by the Company.

Issuance of Common Stock related to Employment Agreements

In January 2007, the Company issued 10,000 shares of common stock to an employee in connection with an employment agreement.  The shares were valued on the initial date of employment at $40,000 based on the closing market of the Company’s common stock on that date.

On February 12, 2007, the Company entered into an employment agreement with a key employee, and simultaneously entered into a consulting agreement with an entity controlled by such employee; both agreements were effective March 16, 2007. Under the terms of the consulting agreement, the consulting entity received 50,000 restricted shares of the Company’s common stock. The common stock was valued at approximately $275,000 based on the closing market price of the Company’s common stock on the date of the agreement. The shares vest in equal quarterly installments on February 12, 2007, June 1, December 1, and December 1, 2007. The Company amortized the entire fair value of the common stock of $275,000 over the vesting period during the year ended December 31, 2007.

Private Placement Agreements

During the year ended December 31, 2007, the Company entered into various placement agent agreements, whereby payments are only ultimately due if capital is raised. As of December 31, 2007, no other amounts are due under the agreements.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants Outstanding

A summary of the status of the warrants as of the year ended December 31, 2007 and changes during this period is presented as follows:

	Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)

Outstanding January 1, 2007	200,000	$5.00
Issued during the year	7,186,694	2.96
Outstanding and exercisable at December 31, 2007	7,386,694	$3.02	4.60

NOTE 8 -RELATED PARTY TRANSACTIONS

Technology Agreement with Arkenol, Inc.

On March 1, 2006, the Company entered into a Technology License agreement with Arkenol, Inc. (“Arkenol”), which the Company’s majority shareholder and other family members hold an interest in. Arkenol has its own management and board separate and apart from the Company. According to the terms of the agreement, the Company was granted an exclusive, non-transferable, North American license to use and to sub-license the Arkenol technology. The Arkenol Technology,  onverts cellulose and waste materials into Ethanol and other high value chemicals. As consideration for the grant of the license, the Company shall make a one time payment of $1,000,000 at first project construction funding and for each plant make the following payments: (1) royalty payment of 4% of the gross sales price for sales by the Company or its sub licensees of all products produced from the use of the Arkenol Technology (2) and a one time license fee of $40.00 per 1,000 gallons of production capacity per plant. According to the terms of the agreement, the Company made a one-time exclusivity fee prepayment of $30,000 during the period ended December 31, 2006. As of December 31, 2007, the amount has been reflected as a long-term prepaid asset as the Company does not expect to incur any liabilities under this agreement prior to one year from the balance sheet date. As of December 31, 2007, the Company had not incurred any liabilities related to the agreement.

Asset Transfer Agreement with Ark Entergy, Inc.

On March 1, 2006, the Company entered into an Asset Transfer and Acquisition Agreement with ARK Energy, Inc. (“ARK Energy”), which is owned (50%) by the Company’s CEO. ARK Energy has its own management and board separate and apart from the Company. Based upon the terms of the agreement, ARK Energy transferred certain rights, assets, work-product, intellectual property and other know-how on project opportunities that may be used to deploy the Arkenol technology (as described in the above paragraph). In consideration, the Company has agreed to pay a performance bonus of up to $16,000,000 when certain milestones are met. These milestones include transferee’s project implementation which would be demonstrated by start of the construction of a facility or completion of financial closing whichever is earlier. The payment is based on ARK Energy’s cost to acquire and develop 19 sites which are currently at different stages of development. As of December 31, 2007, the Company had not incurred any liabilities related to the agreement.

BLUEFIRE ETHANOL FUELS, INC. AND SUBSIDIARY
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Related Party Promissory Note

In addition, on December 12, 2006 the Company entered into a $91,000 promissory note with the Company’s Chairman, CEO and majority shareholder. Under the terms of the note, the Company is to repay any principal balance within 30 days of receiving a qualified investment financing and a mandatory 10% interest fee of $9,100. In January 2007 the Company borrowed an additional $25,000 and incurred a 10% interest fee of $2,500.  In January 2007, the Company paid back loan amounts of $116,000 and accrued interest of $11,600.

Related Party Line of Credit

In March 2007, the Company obtained a line of credit in the amount of $1,500,000 from its Chairman/Chief Executive Officer and majority shareholder to provide additional liquidity to the Company as needed. Under the terms of the note, the Company is to repay any principal balance and interest, at 10% per annum, within 30 days of receiving qualified investment financing of $5,000,000 or more. As of December 31, 2007, the Company repaid its outstanding balance on line of credit of approximately $631,000 which included interest of $37,800. As of December 31, 2007 $1,500,000 was available on the line of credit.

Purchase of Property and Equipment

During the year ended December 31, 2007, the Company purchased various office furniture and equipment from ARK Energy costing approximately $39,000 (see Note 3).

Notes Payable

As mentioned in Note 3, on July 13, 2007, the Company issued several convertible notes aggregating a total of $500,000 with eight accredited investors including $25,000 invested by the Company’s Chief Financial Officer.

NOTE 9 – INCOME TAXES

Income tax reporting primarily relates to the business of the parent company Blue Fire Ethanol Fuels, Inc. which experienced a change in ownership on June 27, 2006. A change in ownership requires management to compute the annual limitation under Section 382 of the Internal Revenue Code. The amount of benefits the Company may receive from the operating loss carry forwards for income tax purposes is further dependent, in part, upon the tax laws in effect, the future earnings of the Company, and other future events, the effects of which cannot be determined.

The Company’s deferred tax assets consist solely of net operating loss carry forwards of approximately $3,347,000.  For federal tax purposes these carry forwards expire beginning 2026 and for the State of California purposes they expire beginning 2011. A full valuation allowance has been placed on 100% of the Company’s deferred tax assets as it cannot be determined if the assets will be ultimately used.  During the year ended December 31, 2007 and for the period from March 28, 2006 (Inception) to December 31, 2006, the valuation allowance increased by $3,002,000 and $345,000, respectively.

In addition, the Company is not current in their federal and state income tax filings due to previous delinquencies by Sucre prior to the reverse acquisition. The Company is currently assessing how delinquent the filings are. However, the effect of non filing is not expected to be significant, as Sucre has not had active operations for a significant period of time.

BlueFire Ethanol Fuels, Inc.

9,693,840 Shares

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PROSPECTUS

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March 31, 2008